UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CITADEL BROADCASTING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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CITADEL BROADCASTING CORPORATION

7201 West Lake Mead Boulevard, Suite 400

Las Vegas, Nevada 89128

(702) 804-5200

To the Stockholders of Citadel Broadcasting Corporation:

You are cordially invited to attend the 2008 Annual Meeting (the “Annual Meeting”) of Stockholders of Citadel Broadcasting Corporation (the “Company”) to be held on Monday, May 19, 2008, at 8:00 a.m., eastern time, at the JPMorgan Chase Conference Center, 270 Park Avenue, 11th Floor, Room C, New York, NY 10017.

The purpose of the Annual Meeting is to elect three members of the Company’s Board of Directors, to ratify the appointment of the Company’s independent registered public accountants and to conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders for the year ended December 31, 2007 (the “Annual Report”), to each stockholder of record, we now furnish proxy materials to our stockholders on the Internet. The SEC’s “e-proxy” rules require us to make our proxy statement and related proxy materials available on the Internet. As a result, many of you already have received a “Notice of Internet Availability of Proxy Materials,” which was mailed on or about April 4, 2008. That notice described how you can obtain our proxy materials (consisting of this proxy statement, a form of proxy card and the Annual Report). The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials. If possible and convenient for you, you can view our proxy materials on the Internet. Alternatively, you can receive paper copies of the proxy materials upon request.

All stockholders of record at the close of business on March 20, 2008 are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You have two available methods to vote your shares:

1.	You may vote your shares electronically via the Internet; or

2.	You may request a paper copy of the proxy materials and then vote your shares by telephone or by mailing in your completed paper proxy card.

If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Instructions on how to vote your shares via the Internet are contained on the “Notice of Internet Availability of Proxy Materials.” Instructions on how to obtain a paper copy of the proxy materials, including a paper proxy card, are also available on the “Notice of Internet Availability of Proxy Materials.” If you request a paper copy of the proxy materials, you may vote by telephone or you may mark, sign, date and return the paper proxy card in the envelope provided.

We look forward to seeing you at the Annual Meeting and appreciate your continued support.

Sincerely,

Farid Suleman
Chairman and Chief Executive Officer

Las Vegas, Nevada

April 4, 2008

CITADEL BROADCASTING CORPORATION

7201 West Lake Mead Boulevard, Suite 400

Las Vegas, Nevada 89128

(702) 804-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2008

To the Stockholders of Citadel Broadcasting Corporation:

The 2008 Annual Meeting of Stockholders of Citadel Broadcasting Corporation (the “Company”) will be held on Monday, May 19, 2008, at 8:00 a.m., eastern time, at the JPMorgan Chase Conference Center, 270 Park Avenue, 11th Floor, Room C, New York, NY 10017. The purpose of the meeting is to consider and act upon:

1.	the election of three Class II Directors to the Company’s Board of Directors;

2.	the ratification of the appointment of Deloitte & Touche LLP to serve as independent registered public accountants for the year ending December 31, 2008; and

3.	such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 20, 2008 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Instructions on how to vote your shares via the Internet are contained on the “Notice of Internet Availability of Proxy Materials,” which was mailed on or about April 4, 2008. Instructions on how to obtain a paper copy of the proxy materials, including a paper proxy card and the Company’s Annual Report to Stockholders for the year ended December 31, 2007, are listed on the “Notice of Internet Availability of Proxy Materials.” These materials can also be viewed online by following the instructions listed on the “Notice of Internet Availability of Proxy Materials.”

If you received a paper copy of the proxy materials, you may vote by telephone or you may mark, sign, date and mail the paper proxy card in the envelope provided.

By Order of the Board of Directors

Jacquelyn J. Orr

Secretary

Las Vegas, Nevada

April 4, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAILING IN A COMPLETED PROXY CARD. INSTRUCTIONS ON HOW TO VOTE YOUR SHARES BY PROXY VIA THE INTERNET ARE CONTAINED ON THE “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.” IF YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS, YOU MAY VOTE BY TELEPHONE OR YOU MAY MARK, SIGN, DATE AND RETURN THE PAPER PROXY CARD IN THE ENVELOPE PROVIDED.

CITADEL BROADCASTING CORPORATION

7201 West Lake Mead Boulevard, Suite 400

Las Vegas, Nevada 89128

(702) 804-5200

PROXY STATEMENT

2008 Annual Meeting of Stockholders

SOLICITATION OF PROXIES

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by Citadel Broadcasting Corporation (the “Company”) for use at the Company’s 2008 Annual Meeting of Stockholders, to be held on Monday, May 19, 2008, at 8:00 a.m., eastern time, at the JPMorgan Chase Conference Center, 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 (the “Annual Meeting”), and at any adjournment or postponement thereof. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted, as outlined below.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders for the year ended December 31, 2007 (the “Annual Report”), to each stockholder of record, we now furnish proxy materials, including the Annual Report, to our stockholders on the Internet. On or about April 4, 2008, we sent a “Notice of Internet Availability of Proxy Materials” (the “E-Proxy Notice”) to our stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive by mail the proxy materials (consisting of this Proxy Statement, a form of proxy card and the Annual Report). Instead, the E-Proxy Notice instructs you as to how you may access and view the proxy materials, including the Annual Report, on the Internet. If you would like to receive a printed copy of our proxy materials, including the Annual Report, please follow the instructions for requesting such materials included in the E-Proxy Notice. Upon request, we will promptly mail you paper copies of your proxy materials free of charge.

The board of directors of the Company (the “Board of Directors” or the “Board” and each member is referred to as a “Director” or a “director”) has fixed the close of business on March 20, 2008 as the record date for the Annual Meeting (the “Record Date”). If your shares of common stock of the Company are registered directly in your name on the records of BNY Mellon Shareowner Services, you are considered a stockholder of record and will receive an E-Proxy Notice and other proxy materials from the Company. If your shares are held through a broker, bank or other financial institution, you are considered the beneficial owner of shares held in street name and will receive an E-Proxy Notice and other proxy materials from your broker, bank or other institution. If you hold your shares in street name, you are generally entitled to provide voting instructions to the registered holder.

VOTING BY PROXY

You may vote your shares by proxy electronically via the Internet, by telephone or by sending in a paper proxy card. Instructions on how to vote your shares via the Internet are contained on the E-Proxy Notice. Instructions on how to obtain a paper copy of the proxy materials, including a paper proxy card, are also available on the E-Proxy Notice. If you received a paper copy of the proxy materials, you may vote by telephone or you may mark, sign, date and return the paper proxy card in the envelope provided.

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to the Company’s Secretary, Jacquelyn J. Orr, in time for her to receive it before the Annual Meeting;

•	voting again by Internet, telephone or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or

•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Whether you vote your proxy electronically over the Internet, by telephone or by mail, the Company will treat your proxy the same way. The individuals appointed as proxyholders will be Farid Suleman and Jacquelyn J. Orr. The shares of common stock of the Company represented by valid proxies that we receive in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Voting your proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted in accordance with the recommendations of the Board of Directors. Below this paragraph, the Board’s recommendation is set forth together with a description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR Proposal 1 — the election of the Board of Directors’ nominees for Class II Directors; and

FOR Proposal 2 — the ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, have the discretion to vote upon such matters in accordance with their best judgment.

VOTING SECURITIES

The Company has one class of outstanding voting securities, common stock, par value $0.01 per share. As of March 20, 2008, there were 263,779,331 shares of common stock of the Company outstanding, net of shares held in treasury. Only stockholders of record of common stock of the Company at the close of business on the Record Date, are entitled to vote at the Annual Meeting.

Each share of common stock of the Company is entitled to one vote. The presence in person or by proxy of holders of a majority of the voting power of the shares of common stock of the Company outstanding and entitled to vote at the meeting on the Record Date will constitute a quorum, permitting the stockholders to act on Proposal 1 regarding the election of directors; Proposal 2 regarding the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2008; and other business matters properly brought before the Annual Meeting.

The vote of a plurality of the shares of the common stock of the Company present in person or by proxy at the Annual Meeting is required to elect each of the Class II director nominees. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a plurality of the votes cast at the meeting.

For all other business matters, including the matter set forth in Proposal 2 in this Proxy Statement, the affirmative vote of the holders of a majority of the voting power of the shares of common stock of the Company entitled to vote at the meeting and constituting a quorum is required to pass the proposal. Abstentions with respect to these other matters will be considered a vote against the proposal and broker non-votes will have no effect on such matters since these votes will not be considered present and entitled to vote for this purpose. Broker non-votes will, however, be considered as present for determining whether a quorum is present at the meeting. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner with respect to such matter.

Company management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting, but if any other matters do properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Directors are identified and discussed in connection with our discussion of Proposal 1, beginning on page 37.

Executive Officers

We have listed below biographical information for each person who is currently an executive officer of the Company.

Farid Suleman is the Company’s Chairman of the Board and Chief Executive Officer. Mr. Suleman (age 56) joined the Company in March 2002. Prior to joining the Company, from February 2001 to February 2002, Mr. Suleman was President and Chief Executive Officer of Infinity Broadcasting Corp., one of the largest radio and outdoor advertising companies in the United States. He was Executive Vice President, Chief Financial Officer, Treasurer and a director of Infinity Broadcasting from September 1998 to February 2001 when Infinity Broadcasting was acquired by Viacom Inc. (“Viacom”). Mr. Suleman was a director of Westwood One, Inc. until February 22, 2006. Mr. Suleman was special limited partner of Forstmann Little & Co. (“Forstmann Little & Co.” or “Forstmann Little”) from March 2002 until June 2007.

Judith A. Ellis has been the Company’s Chief Operating Officer since February 2003. Prior to joining the Company, Ms. Ellis (age 59) served since 1997 as Senior Vice President/Market Manager for Emmis Communications Corporation.

Robert G. Freedline was the Company’s Chief Financial Officer and principal financial officer from May 26, 2006 to January 31, 2008. He was also the Company’s principal accounting officer from May 26, 2006 until November 6, 2006. Prior to joining the Company, Mr. Freedline (age 50) served as the Senior Vice President, Treasurer of Viacom from May 2002 to March 2005. Prior to that time, he served as the Vice President and Treasurer of Viacom from May 2000 to May 2002. From May 1998 to May 2000, he served as Vice President and Controller of CBS Corporation. Immediately prior to his appointment, Mr. Freedline provided consulting services to the Company. Upon his departure from Viacom, Mr. Freedline entered into a consulting agreement under which he has agreed, through the period ending December 31, 2008 but subject to earlier termination under certain circumstances, to provide consulting services of limited scope and in limited circumstances relating to Viacom’s business during his tenure at such former employer and its predecessors.

Jacquelyn J. Orr has been the Company’s Vice President, General Counsel and Secretary since May 15, 2006. Prior to joining the Company, Ms. Orr (age 41) served as Associate Counsel for Entercom Communications Corp. since January 2000. She previously worked as Litigation Counsel for CBS Inc. and as an associate at Levine Sullivan & Koch in Washington, DC and Dechert, Price & Rhoads in Philadelphia.

Randy L. Taylor has been the Company’s Chief Financial Officer and principal financial officer since February 29, 2008. Mr. Taylor (age 45) also currently holds other positions at the Company. Since February 1, 2008, Mr. Taylor has served as the Company’s Senior Vice President. From February 1, 2008 until February 29, 2008, Mr. Taylor served as the Company’s Acting Chief Financial Officer and acting principal financial officer. Since November 6, 2006, Mr. Taylor has served as the Company’s Vice President, Finance—Principal Accounting Officer. Since September 2006, Mr. Taylor has been the Vice President, Finance—Principal Accounting Officer of Citadel Broadcasting Company, the Company’s wholly-owned subsidiary, and he continued in this capacity after his November 6, 2006 appointment. From January 2001 through September 2005, Mr. Taylor served as the Company’s Vice President—Finance and corporate secretary, and from April 1999 through January 2001, as its Vice President—Controller. During the year between September 2005 and September 2006, Mr. Taylor served as Vice President—Corporate Controller for Bally Technologies, Inc.

Patricia Stratford has been the Company’s Senior Vice President—Finance and Administration and Assistant Secretary since May 26, 2006. Ms. Stratford (age 45) served as the Company’s Acting Chief Financial Officer from September 14, 2005 until May 26, 2006, and was the Company’s Vice President, Finance—Administration from August 2003 until October 1, 2005. Prior to joining the Company, Ms. Stratford served as Director—Finance Administration and Benefits for Infinity Broadcasting Corporation from January 1999 until July 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of the common stock of the Company. The table includes:

•	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company;

•	each of the Company’s current directors, nominees for election as a director and each other person who served as a director in 2007;

•	each current executive officer of the Company named in the summary compensation table in this Proxy Statement and each other person who served as an executive officer in 2007; and

•	all such directors and all executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them, except to the extent this power may be shared with a spouse. Unless indicated below, the address for each individual listed below is City Center West, 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, Nevada 89128.

As of March 20, 2008, there were 263,779,331 shares of common stock of the Company outstanding, net of shares held in treasury.

	Shares Beneficially Owned(1)
Name	Number	Percent
5% Stockholders:
Hotchkis and Wiley Capital Management, LLC(2)	22,909,200	8.69%
Forstmann Little & Co. Equity Partnership-VI, L.P.(3)	34,484,608	13.07%
Forstmann Little & Co. Equity Partnership-VII, L.P.(3)	11,064,880	4.19%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P.(3)	21,662,812	8.21%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P.(3)	9,065,403	3.44%

Directors:
Farid Suleman(4)(5)	4,679,511	*
Katherine Brown(6)	3,334	*
J. Anthony Forstmann(3)(7)	60,000	*
Theodore J. Forstmann(3)	76,277,703	28.92%
Michael A. Miles(3)(8)	502,000	*
Michael J. Regan(9)	35,000	*
Thomas V. Reifenheiser(10)	10,000	*
Charles P. Rose, Jr.(7)	80,000	*
Herbert J. Siegel(7)	60,000	*
Wayne T. Smith(3)(11)(12)	1,075,000	*

Other Named Executive Officers:
Judith A. Ellis(13)	550,792	*
Robert G. Freedline(14)	20,734	*
Jacquelyn J. Orr(15)	47,183	*
Patricia Stratford(16)	95,081	*
Randy L. Taylor(17)(18)	70,573	*

All Directors and Named Executive Officers as a Group (15 persons)(19)(20)	83,566,911	31.57%

*	Less than 1%.

(1)	A person or group of persons is deemed to have “beneficial ownership” of any shares of common stock of the Company when a person or persons has the right to acquire them (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. For purposes of computing the percentage of outstanding shares of common stock of the Company held by each person or group of persons named above, any shares which a person or persons have the right to acquire within 60 days after the date of this Proxy Statement are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the table does not necessarily reflect the person’s actual voting power at any particular date.
(2)	These securities are owned by various persons. As reported in the Schedule 13G filed with the SEC dated February 13, 2008, Hotchkis and Wiley Capital Management, LLC (“HWCM”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. HWCM has sole voting power over 20,447,900 shares (which includes 437,100 shares over which Hotchkis and Wiley Mid-Cap Value Fund (“HW Mid-Cap”) has sole voting power) and sole dispositive power over 22,909,200 shares (which includes 437,100 shares over which HW Mid-Cap has sole dispositive power). For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, HWCM may be deemed to be a beneficial owner of such securities; however, HWCM expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of HWCM and HW Mid-Cap is 725 S. Figueroa Street, 39th Fl., Los Angeles, CA 90017.
(3)	The general partner of Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership (“Equity-VI”), and Forstmann Little & Co. Equity Partnership-VII, L.P., a Delaware limited partnership (“Equity-VII”), is FLC XXXII Partnership, L.P., a New York limited partnership (“FLC XXXII”). The general partners of FLC XXXII are Theodore J. Forstmann, Winston W. Hutchins and Chris Davis. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership (“MBO-VII”), and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership (“MBO-VIII”), is FLC XXXIII Partnership, L.P., a New York limited partnership (“FLC XXXIII”). The general partners of FLC XXXIII are Theodore J. Forstmann, Winston W. Hutchins and Chris Davis. Accordingly, each of the individuals named above, other than Ms. Davis for the reasons described below, may be deemed the beneficial owners of shares owned by Equity-VI, Equity-VII, MBO-VII and MBO-VIII and, for purposes of this table, beneficial ownership is included. Ms. Davis does not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the Company held by Equity-VI, Equity-VII, MBO-VII or MBO-VIII; and, accordingly, Ms. Davis is not deemed to be a beneficial owner of these shares. Messrs. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Mr. Miles is a member of the Forstmann Little & Co. advisory board and is an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company. Messrs. J. Anthony Forstmann and Michael A. Miles are special limited partners of Forstmann Little & Co. Wayne T. Smith is a limited partner in Equity-VI and Equity-VII, which gives him an economic interest, but no voting or investment power, in the shares of common stock of the Company held by those entities. Accordingly, Mr. Smith is not deemed to be a beneficial owner of these shares except to the extent of any pecuniary interest therein. None of the other limited partners in each of FLC XXXII, FLC XXXIII, Equity-VI, Equity-VII, MBO-VII and MBO-VIII is otherwise affiliated with the Company or Forstmann Little & Co. The address of FLC XXXII, FLC XXXIII, Equity-VI, Equity-VII, MBO-VII and MBO-VIII, and for J. Anthony Forstmann, Theodore J. Forstmann, Winston W. Hutchins, Chris Davis and Michael A. Miles is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.
(4)	Includes 337,500 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided. Also includes approximately 944 shares held in the Citadel Broadcasting Company 401(k) Retirement Savings Plan and 416,666 restricted shares that vest on October 1, 2008 subject to the Company’s satisfaction of certain performance objectives and Mr. Suleman’s continuous employment with the Company through the applicable vesting date.
(5)	Mr. Suleman is the custodian for his children with respect to 20,000 shares, over which he disclaims any beneficial ownership. These shares were included for purposes of calculating Mr. Suleman’s beneficial ownership interest.
(6)	Ms. Brown resigned from the Board of Directors effective June 30, 2007.
(7)	Includes 50,000 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided and 6,666 restricted shares that vest in two portions annually, on each of the annual meetings of stockholders of the Company, with the first one-half vesting as of the Annual Meeting, subject to the director’s continuous service to the Company through the business day immediately preceding such annual meeting.
(8)

Includes 60,000 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided and 6,666 restricted shares that vest in two portions annually, on each of the annual meetings of stockholders of the Company, with the first one-half vesting as of the Annual Meeting, subject to the director’s continuous service to the Company through the business day immediately preceding such annual meeting. Pursuant to a contractual arrangement with FLC XXXII, an affiliate of Equity-VI, Mr. Miles is entitled to payment from such affiliate in respect of certain share dispositions to the extent proceeds of dispositions exceed $13.00 per share.

Alternatively, Mr. Miles may purchase such shares for $13.00 per share. These shares were not considered for purposes of calculating Mr. Miles’ beneficial ownership interests. Mr. Miles is a member of the Forstmann Little & Co. advisory board; is special limited partner of Forstmann Little & Co. and is an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company.

(9)	Mr. Regan became a director on February 28, 2007. On March 23, 2007, the compensation committee authorized a grant of 10,000 restricted shares that vest in three portions annually, on each of the annual meetings of stockholders of the Company, with the first one-third vesting as of the Annual Meeting, subject to the director’s continuous service to the Company through the business day immediately preceding such annual meeting.
(10)	Mr. Reifenheiser became a director effective on November 30, 2007. On December 7, 2007, Mr. Reifenheiser purchased 10,000 shares of the Company’s common stock.
(11)	Includes 6,666 restricted shares that vest in two portions annually, on each of the annual meetings of stockholders of the Company, with the first one-half vesting as of the Annual Meeting, subject to the director’s continuous service to the Company through the business day immediately preceding such annual meeting.
(12)	Includes 1,000,000 shares owned by Mr. Smith’s spouse. Mr. Smith disclaims beneficial ownership of the shares held by his spouse.
(13)	Includes approximately 944 shares held in the Citadel Broadcasting Company 401(k) Retirement Savings Plan, 318,750 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided and 100,000 performance-based restricted shares that will vest in three equal portions on March 22, 2008, 2009 and 2010, subject to certain performance objectives.
(14)	Mr. Freedline resigned effective January 31, 2008.
(15)	Includes 16,666 restricted shares that vest in two equal portions annually on May 15, 2008 and 2009 and 25,000 restricted shares that vest in three equal portions annually on March 22, 2008, 2009, and 2010, in each case subject to Ms. Orr’s continuous employment with the Company.
(16)	Includes approximately 732 shares held in Citadel Broadcasting Company 401(k) Retirement Savings Plan, and 31,250 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided and 25,000 restricted shares that vest in three equal portions annually on March 22, 2008, 2009 and 2010, subject to Ms. Stratford’s continuous employment with the Company.
(17)	Includes approximately 383 shares held in the Citadel Broadcasting Company 401(k) Retirement Savings Plan, and 6,666 restricted shares that vest in two equal portions annually on each of November 6, 2008 and 2009, and 7,500 restricted shares that vest in three equal portions annually on March 22, 2008, 2009 and 2010, in each case subject to Mr. Taylor’s continuous employment with the Company.
(18)	Mr. Taylor has been the Company’s Chief Financial Officer and principal financial officer since February 29, 2008.
(19)	Includes 957,500 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided.
(20)	If Katherine Brown’s and Robert G. Freedline’s shares are not considered in the calculation of Shares Beneficially Owned by All Directors and Executive Officers as a Group, then the number of people is 13, the number of shares is 83,542,843 and the percent of shares is 31.56%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than 10% of the common stock of the Company to file reports of ownership and changes in ownership of common stock of the Company with the SEC and the New York Stock Exchange (“NYSE”). Based solely on a review of copies of such reports and written representations from the reporting persons, the Company believes that during the year ended December 31, 2007, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Transactions

Our directors and executive officers (and other employees) are expected to adhere to the Company’s Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is available free of charge on the Company’s website at http://www.citadelbroadcasting.com under “Investor Relations” where you can click on the link to “Corporate Governance” and the “Code of Business Conduct and Ethics.” In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Business Conduct and Ethics, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Company’s Board of Directors. In the event of such conflicts, the director or directors involved, if any, shall recuse themselves from any decision affecting their personal interests, and the matters are discussed and determined by the remaining uninterested directors. In the event of a conflict or concern involving our Chief Executive Officer, the uninterested non-management members of the Board discuss and determine any such matters.

Certain Relationships and Related Transactions

In June 2001, the Company was capitalized by four partnerships affiliated with Forstmann Little & Co. and members of the Company’s management to acquire Citadel Communications Corporation, which was then a publicly owned company. The Company financed the acquisition by issuing its common stock to the Forstmann Little partnerships and members of management, by incurring indebtedness under a new credit facility and by issuing an aggregate of $500.0 million of subordinated debentures to two of the Forstmann Little partnerships. These partnerships immediately distributed the subordinated debentures to their respective limited partners. On February 18, 2004, the Company prepaid all of the outstanding subordinated debentures with the net proceeds from the offering by the Company of 9,630,000 shares of common stock and the issuance of $330.0 million of convertible subordinated notes.

Since the merger (the “Merger”) involving the Company, Alphabet Acquisition Corp. (a wholly-owned subsidiary of the Company), The Walt Disney Company (“Disney”), and ABC Radio Holdings, Inc. (formerly known as ABC Chicago FM Radio, Inc.), a Delaware corporation and wholly-owned subsidiary of Disney, which became effective on June 12, 2007, neither Forstmann Little & Co. nor any of its affiliated partnerships has any contractual right to designate a nominee for election to the Company’s Board of Directors. In addition, the Company is no longer obligated to solicit proxies in favor of any nominees recommended by Forstmann Little & Co., nor must the Company take any action to cause any nominees recommended by Forstmann Little & Co. to be elected.

The Company also granted to the Forstmann Little & Co. partnerships six demand rights to cause the Company to file a registration statement under the Securities Act of 1933, as amended, covering resales of all shares of common stock of the Company held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants “piggyback” registration rights permitting the Forstmann Little partnerships to include their registrable securities in a registration of securities by the Company. Under the agreement, the Company will pay the expenses of these registrations.

The Company reimburses Forstmann Little & Co. and its affiliates for expenses paid on the Company’s behalf and receives reimbursements from Forstmann Little & Co. for expenses paid on its behalf, including travel and related expenses and office and other miscellaneous expenses. For the years ended December 31, 2005, 2006 and 2007, the Company reimbursed Forstmann Little & Co. and its affiliates a net amount of approximately $2.2 million, $1.9 million, and $1.7 million respectively. Forstmann Little & Co. also provided use of office space to certain of the Company’s executive officers and employees at no cost through December 2006, and the Company entered into a lease for office space with a third party in 2007.

FL Aviation Corp., an affiliate of Forstmann Little & Co., operates and maintains the Company’s corporate aircraft at cost. In connection therewith, the Company reimburses all costs incurred by FL Aviation Corp. in operating the aircraft, and amounts related to these reimbursements are included in the annual amounts above.

The Company’s Chairman and Chief Executive Officer, Farid Suleman, was a special limited partner of Forstmann Little & Co. from March 2002 until June 2007. Mr. Suleman was paid approximately $0.6 and $0.3 million for the years ending December 31, 2005 and 2006, respectively, for providing advice and consulting services to Forstmann Little & Co. as a special limited partner. Mr. Suleman had the right to invest in Forstmann Little & Co. portfolio investments from time to time from March 2002 until June 2007. Mr. Suleman invested in one of the Forstmann Little partnerships’ investments during the time that he was a special limited partner but not during the 2007 fiscal year.

Certain of our current and former directors and officers have or have had relationships with Forstmann Little & Co. Theodore J. Forstmann, a member of the Company’s Board of Directors, is the senior partner of Forstmann Little & Co. Two of our other directors, Mr. Forstmann’s brother, J. Anthony Forstmann, and Michael A. Miles are special limited partners of Forstmann Little & Co. Mr. Miles also serves on the Forstmann Little advisory board and is an investor in certain portfolio companies of Forstmann Little. Another of our directors, Wayne T. Smith is a limited partner of two of the funds that own shares of common stock of the Company. Mr. Smith also is a director of 24 Hour Fitness Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co. As a result of their relationships with Forstmann Little & Co., Messrs. Theodore J. Forstmann, J. Anthony Forstmann, Miles and Smith have an economic interest in certain of the Forstmann Little & Co. partnerships and their portfolio investments, including the Company. Of those directors, however, only Mr. Theodore J. Forstmann has any voting or investment power over the shares of common stock of the Company, arising from his position as senior partner of Forstmann Little & Co. Another director, Herbert J. Siegel, serves as a director of IMG Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co. As a result of these relationships, when conflicts between the interests of the Forstmann Little partnerships and the interests of our other stockholders arise, these directors and officers may not be disinterested. Under Delaware law, although our directors and officers have a duty of loyalty to us, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as the material facts as to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors approves the transaction, or the transaction is otherwise fair to us.

CORPORATE GOVERNANCE

Companies listed on NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of NYSE, with some exceptions. A company of which more than 50% of the voting power is held by an individual, a group or another company need not comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee. Since four of the Company’s stockholders, Forstmann Little & Co. Equity Partnership-VI, L.P., Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., which are affiliates of each other, used to control more than 50% of the combined voting power of the common stock of the Company, the Company used to elect to avail itself of the above exemptions from these three requirements and accordingly, the Company’s Board of Directors had a standing compensation committee and audit committee, but not a nominating/corporate governance committee. Subsequent to the Merger, however, the Company was no longer able to avail itself of the above exemptions because these four Company stockholders no longer controlled more than 50% of the combined voting power of the common stock of the Company. As a result, the Company established a Nominating/Corporate Governance Committee as required by NYSE Section 303A.04 and now complies with the requirements of Sections 303A.01 Independent Directors and 303A.05 Compensation Committee.

The Board has affirmatively determined that Charles P. Rose, Jr.; Thomas V. Reifenheiser; both members of the nominating/corporate governance committee: Michael A. Miles and Herbert J. Siegel; all four individuals who served on the audit committee during 2007: Katherine Brown, Michael A. Miles, Michael J. Regan and Wayne T. Smith; and all three individuals who have served on the compensation committee as of the date of the Merger: Michael A. Miles, Herbert J. Siegel and Wayne T. Smith, each qualify as “independent” under NYSE’s and the SEC’s corporate governance rules, and that our Chairman and Chief Executive Officer, Farid Suleman, does not qualify as “independent” under either set of rules. In making its determination regarding the independence of each of those directors under applicable NYSE and SEC rules, the Board of Directors considered each of the relationships identified under “Certain Relationships and Related Transactions” in this Proxy Statement and, with respect to the members of the nominating/corporate governance committee, audit committee and compensation committee, discussed under “The Nominating/Corporate Governance Committee,” “The Audit Committee” and “The Compensation Committee” below. With respect to each person identified as independent, the Board of Directors determined that those relationships do not affect the individual’s independence because, as applicable, he or she has not made any commitment to the affiliated partnerships of Forstmann Little & Co. and none of the rights of an advisory board member or of a special limited partner or of service on the board of directors of a Forstmann Little & Co. affiliate are contingent in any way on or affected by his or her continued service as a director or member of our Board of Directors.

The Company has undertaken a review of its corporate governance policies and taken the following measures to comply with the rules and regulations of the SEC and NYSE regarding corporate governance practices:

•	Adopted governance guidelines for the Board of Directors.

•	Adopted procedures for our non-management directors to meet in executive sessions.

•	Adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees.

•

Adopted a Supplemental Code of Ethics for Principal Executives and Senior Financial Officers that is applicable to our chief executive officer, chief operating officer, principal financial officer, senior vice president of finance and administration and principal accounting officer.

•	Adopted a policy on reporting of improper financial practices to address accounting or auditing concerns.

•	Adopted an Audit Committee Charter, incorporating the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), NYSE and the related regulations.

•	Adopted a Compensation Committee Charter, incorporating the applicable requirements of Sarbanes-Oxley, NYSE and the related regulations.

•	Adopted a Nominating/Corporate Governance Committee Charter, incorporating the applicable requirements of NYSE.

•

Adopted a Securities Trading Policy to ensure that persons subject to the reporting requirements of Section 16 of the Exchange Act will be able to comply with all applicable filing requirements in a timely manner.

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Supplemental Code of Ethics for Principal Executive and Senior Financial Officers, Nominating/Corporate Governance Committee Charter, Audit Committee Charter and Compensation Committee Charter are available on the Company’s website at www.citadelbroadcasting.com under “Investor Relations” where you can click on “Corporate Governance” or upon the request of the stockholder by writing to the Company’s Secretary at 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128.

Any interested party that wishes to communicate directly with the non-management directors may do so by writing to the following address:

Citadel Broadcasting Corporation

Attn: Non-Management Directors

7201 W. Lake Mead Blvd., Suite 400

Las Vegas, Nevada 89128

Or by utilizing the Company’s on-line service, Report-it, at http://www.reportit.net. Use “Citadel” as the user name and “Radio” as the password, and follow the instructions provided to create a report.

Once submitted to the Report-it service, a copy of your report will be sent to a non-management member of the Company’s Board of Directors for review. All such communications are anonymous, unless you otherwise choose to use your name.

The independent directors of the Board of Directors have instructed that communications will be distributed as appropriate to the Board depending upon the facts and circumstances outlined in the communication.

On June 11, 2007, the Company’s Chief Executive Officer submitted to NYSE the “CEO Certification” required by Section 303A.12(a) of the NYSE Listed Company Manual.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2007, the Board of Directors met four times. During 2007, each director attended at least 75% of the total number of meetings of the Board of Directors, except for Messrs. Charles P. Rose, Jr. and Theodore J. Forstmann who each attended two meetings. Ms. Katherine Brown attended both meetings prior to her resignation from the Board of Directors during 2007, and Messrs. Michael J. Regan and Thomas V. Reifenheiser were appointed to the Board of Directors effective February 28, 2007 and November 30, 2007, respectively. Since Mr. Regan’s appointment to the Board of Directors, he has attended all meetings of the Board of Directors held in 2007. No meetings of the Board of Directors were held in 2007 after Mr. Reifenheiser’s appointment to the Board of Directors.

During the year ended December 31, 2007, the Board had three standing committees: the nominating/corporate governance committee; the audit committee and the compensation committee, and it did not have any other standing committees. The nominating/corporate governance committee was formed in May 2007.

The Board has not designated a presiding director of executive sessions held on a regular basis by non-management directors. Instead, a presiding director is selected at the time of such sessions by the other non-management directors present.

The Company does not have a policy regarding Board members’ attendance at the annual meeting of stockholders. The 2007 annual meeting was attended by Messrs. Suleman, Miles and Regan.

The Nominating/Corporate Governance Committee

In May 2007, the Company formed a nominating/corporate governance committee. The Board of Directors has adopted a written Nominating/Corporate Governance Committee Charter. The charter is available on the Company’s website at www.citadelbroadcasting.com or upon the request of the stockholder by writing to the Company’s Secretary at 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128.

The purpose of the nominating/corporate governance committee is to assist the Board of Directors in discharging its responsibilities to: identify criteria for selection of Board of Directors members; find qualified individuals for membership on the Board of Directors; recommend to the Board the Directors nominees for the next annual meeting of stockholders; select and recommend candidates to fill any vacancies on the Board; develop and recommend to the Board of Directors a set of corporate governance guidelines for the Board of Directors (the “Corporate Governance Guidelines”); provide oversight of the corporate governance affairs of the Board of Directors and the Company; and provide oversight of the evaluation of the Board of Directors and management. The current members of the nominating/corporate governance committee are Michael A. Miles, chairperson, and Herbert J. Siegel.

Stockholders may propose nominees for consideration by the Board of Directors by submitting names and supporting information to the nominating/corporate governance committee. The nominating/corporate governance committee will evaluate such nominees in the same manner it evaluates all nominees. In recommending candidates for election to the Board of Directors, the committee may consider the following criteria: experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the media, communication and/or radio broadcasting industries; experience as a board member of another publicly-held company; academic expertise in the media, communication and/or radio broadcasting industries or in specific areas of the Company’s operations; and financial experience necessary to assist the Company in meeting its corporate governance requirements. Stockholders may propose nominees for consideration by the Board of Directors by timely submitting names and supporting information to the Chairman of the Board or to the Company’s Secretary.

The nominating/corporate governance committee has approved the following nominees for inclusion on the Company’s proxy solicitation: Michael J. Regan; Thomas V. Reifenheiser; and Herbert J. Siegel. These three individuals are all directors who are standing for re-election.

The Board of Directors has considered the independence of each of the members of the nominating/corporate governance committee and determined that each of them qualifies as independent under rules of NYSE and the SEC. The Board of Directors made this determination after considering the following relationships and assessing the potential effect of these relationships on the independence of the named director:

•	Mr. Siegel serves as a director of IMG Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co.

•

Mr. Miles is a member of the Forstmann Little advisory board and an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company.

•	Mr. Miles is a special limited partner of Forstmann Little & Co.

The Board of Directors has determined that the relationship discussed above does not affect the independence of Mr. Siegel because his duties and relationship as a director of IMG Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co., is not contingent upon nor does it conflict with his duties or interests as a member of the nominating/corporate governance committee.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Miles because he has not made any commitment to the affiliated partnerships of Forstmann Little & Co. and none of the rights of an advisory board member or a special limited partner of Forstmann Little & Co. are contingent in any way on or affected by his continued service as a director or member of our nominating/corporate governance committee nor do his duties as an advisory board member and special limited partner of Forstmann Little & Co. conflict with his duties as a member of the nominating/corporate governance committee.

The Board of Directors is not aware of any other relationships involving the nominating/corporate governance committee and the Company that required an assessment of materiality by the Board of Directors. The nominating/corporate governance committee met one time during the fiscal year ended December 31, 2007, and each director who is a member of the nominating/corporate governance committee attended that meeting.

The Audit Committee

The Company has a separately-designated standing audit committee. The Board of Directors has adopted a written Audit Committee Charter. The charter is available on the Company’s website at www.citadelbroadcasting.com or upon the request of the stockholder by writing to the Company’s Secretary at 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128.

The audit committee provides assistance to the Company’s Board of Directors in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of the Company’s independent registered public accountants and takes those actions it deems necessary to satisfy itself that the accountants are independent of management.

The audit committee is primarily responsible for oversight of the integrity of the financial reporting process and financial statements of the Company. In general, the audit committee is responsible for oversight of the financial statements and disclosure matters, oversight of the Company’s relationship with the independent accountants, oversight of the Company’s internal audit function and oversight of compliance responsibilities. As part of these responsibilities, the audit committee, among other things:

•	appoints, retains and replaces the independent registered public accountants for the Company;

•	reviews the compensation of and services performed by the independent registered public accountants, including non-audit services (if any);

•	reviews and discusses the preparation of quarterly and annual financial reports with the Company’s management and its independent registered public accountants;

•

discusses with its independent registered public accountants the matters required by Statement on Auditing Standards No. 61, Codification of Standards on Auditing Standards (“SAS 61”), as amended, and evaluating the independence of the accountants in accordance with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•

reviews and discusses major issues regarding the Company’s accounting principles, financial statement presentations, and the adequacy of the Company’s internal controls with management and the independent registered public accountants;

•	reviews and discusses the initial adoption of, and all significant changes to, critical accounting policies and practices used by the Company with the independent registered public accountants;

•	evaluates the qualifications, performance and independence of the independent registered public accountants;

•	reviews the significant reports to management prepared by the internal auditing department and any management responses; and

•	reviews reports and disclosures of insider and affiliated party transactions.

The members of the audit committee in 2007 were Michael J. Regan, Katherine Brown, Michael A. Miles and Wayne T. Smith. As of February 28, 2007, Michael J. Regan was appointed to the Board and to serve as a member of the audit committee, and he was appointed chairman of the Audit Committee as of July 1, 2007. Ms. Brown (formerly the chairperson of the audit committee) resigned from the Board of Directors and the audit committee effective June 30, 2007. Mr. Miles resigned from the audit committee on April 30, 2007, but was re-appointed to the audit committee again on July 20, 2007. Mr. Miles subsequently resigned from the audit committee effective March 1, 2008 and was replaced effective the same day by Thomas V. Reifenheiser.

The Board of Directors has considered the independence of each of the members of the audit committee and determined that each of them qualifies as independent under rules of NYSE and the SEC. The Board of Directors made this determination after considering the following relationships and assessing the potential effect of these relationships on the independence of the named director:

•

Ms. Brown, in January 2007, became a Managing Director of Banc of America Securities, LLC, a subsidiary of Bank of America, and was responsible for covering a portfolio of media companies. Bank of America was one of the syndication agents for the credit facility of Citadel Broadcasting Company, a wholly-owned subsidiary of the Company, and as a lender in that credit facility, Bank of America’s total commitment thereunder was approximately 10%.

•

Mr. Miles is a member of the Forstmann Little advisory board and an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company.

•	Mr. Miles is a special limited partner of Forstmann Little & Co.

•	Mr. Smith is a limited partner in two of the partnerships of Forstmann Little & Co., which gives him an economic interest in certain portfolio investments, including the Company.

•	Mr. Smith is a director of 24 Hour Fitness Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co.

The Board of Directors has determined that the relationships discussed above did not affect the independence of Ms. Brown because the Company’s relationship with Bank of America was established prior to Ms. Brown’s employment there, and her duties for Banc of America Securities, LLC were not contingent in any way on or affected by her service as director or member of our audit committee.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Miles because he has not made any commitment to the affiliated partnerships of Forstmann Little & Co. and none of the rights of an advisory board member or a special limited partner of Forstmann Little & Co. are contingent in any way on or affected by his continued service as a director or member of our audit committee nor do his duties as an advisory board member and special limited partner of Forstmann Little & Co. conflict with his duties as a member of the audit committee.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Smith because none of the rights of a limited partner of the affiliated partnerships of Forstmann Little & Co. or his duties as a director of 24 Hour Fitness Worldwide, Inc. are contingent in any way on or affected by his continued service as a director or member of our audit committee or conflict with his duties as a director or member of the audit committee.

The Board of Directors is not aware of any other relationships involving the audit committee and the Company that required an assessment of materiality by the Board. The Board, in its business judgment, has determined that each of the audit committee members is financially literate. In addition, the Board of Directors has determined that Mr. Miles and Mr. Regan qualify as “audit committee financial experts” as defined under the applicable rules of the SEC. Effective March 1, 2008, Michael A. Miles resigned from the audit committee, and Thomas V. Reifenheiser was appointed to serve on the committee.

During 2007, the audit committee held nine meetings, including four meetings to review quarterly results with the independent registered public accountants. Mr. Smith attended eight of the nine meetings of the audit committee held in 2007. Ms. Brown attended all of the audit committee meetings held in 2007 before her resignation from the Board. Mr. Regan attended all of the audit committee meetings held in 2007 after his appointment to the committee. Mr. Miles attended all six of the meetings held in 2007 while he was a member of the audit committee.

Report of the Audit Committee

The audit committee reviewed and discussed with both management and its independent registered public accountants all financial statements, including a discussion of any significant transactions or issues, prior to their filing with the SEC. In connection with the December 31, 2007 financial statements, the audit committee (1) reviewed and discussed the audited financial statements with management, including any significant transactions or issues; and (2) discussed with the independent registered public accountants the matters required by SAS 61, as amended. The audit committee also discussed with Deloitte & Touche LLP (“D&T”) their independence, including a consideration of the compatibility of non-audit services with such independence, and received from D&T written disclosures and the letter from D&T required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees. Based upon these reviews and discussions, the audit committee has recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2007.

This report is respectfully submitted by the audit committee of the Board of Directors.

Michael J. Regan, Chairperson

Thomas V. Reifenheiser

Wayne T. Smith

The Compensation Committee

The Board of Directors established a compensation committee on February 24, 2005. The compensation committee has a written Compensation Committee Charter that is available to the public on the Company’s website at www.citadelbroadcasting.com or upon request of the stockholder by writing to the Company’s Secretary at 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128.

The compensation committee is responsible for discharging the Board’s duties and responsibilities relating to compensation of the Company’s directors and executive officers and overseeing the Company’s various employee welfare and benefits plans. These duties include discussing, reviewing and determining the compensation of the Company’s Chief Executive Officer and other senior executives, reviewing and recommending compensation plans for the Company, modifying existing compensation plans, making awards under such plans and performing such other functions as are designated in the Compensation Committee Charter or commonly performed by compensation committees. The role of the compensation committee and the Company’s processes and procedures relative to the determination of executive compensation is discussed further under “Compensation Discussion and Analysis” below.

The members of the compensation committee in 2007 were Michael A. Miles, chairperson, Theodore J. Forstmann, Herbert J. Siegel and Wayne T. Smith. Effective as of June 12, 2007, Mr. Smith was appointed to serve as a member of the compensation committee, and Mr. Forstmann resigned from the committee.

The Board has considered the independence of each of the members of the compensation committee and determined that Messrs. Miles, Siegel and Smith qualify as independent directors under the rules of NYSE and the SEC. The Board of Directors has made the determination after considering the following relationships and assessing the potential effect of these relationships on the independence of the named director:

•

Mr. Miles is a member of the Forstmann Little advisory board and an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company.

•	Mr. Miles is a special limited partner of Forstmann Little & Co.

•	Mr. Siegel serves as a director of IMG Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co.

•	Mr. Smith is a limited partner in two of the partnerships of Forstmann Little & Co., which gives him an economic interest in certain portfolio investments, including the Company.

•	Mr. Smith is a director of 24 Hour Fitness Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Miles because he has not made any commitment to the affiliated partnerships of Forstmann Little & Co. and none of the rights of an advisory board member or a special limited partner of Forstmann Little & Co. are contingent in any way on or affected by his continued service as a director or member of our compensation committee nor do his duties as an advisory board member and special limited partner of Forstmann Little & Co. conflict with his duties as a member of the compensation committee.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Siegel because his duties and relationship as a director of IMG Worldwide, Inc., a majority of the stock of which is controlled by certain affiliated partnerships of Forstmann Little & Co., is not contingent upon nor does it conflict with his duties or interests as a member of the compensation committee.

The Board of Directors has determined that the relationships discussed above do not affect the independence of Mr. Smith because none of the rights of a limited partner of the affiliated partnerships of Forstmann Little & Co. or his duties as a director of 24 Hour Fitness Worldwide, Inc. are contingent in any way on or affected by his continued service as a director or member of our compensation committee or conflict with his duties as a director or member of the compensation committee.

The Board of Directors is not aware of any other relationships involving the compensation committee and the Company that required an assessment of materiality by the Board. The compensation committee met three times during the fiscal year ended December 31, 2007. Messrs. Siegel and Miles attended all of the meetings. Mr. Forstmann attended all of the compensation committee meetings held in 2007 prior to his resignation from the compensation committee, and Mr. Smith attended all of the compensation committee meetings held in 2007 after his appointment to the committee.

The compensation committee has retained an independent third party firm, Towers Perrin, as its compensation consultant to provide advice that will assist in the continual development and evaluation of compensation policies and the compensation committee’s determinations of compensation awards. The role of the outside consultant is to provide independent, third-party advice and expertise in executive compensation issues. The outside consultant, however, is not consulted by the compensation committee on all executive compensation issues, but is used as the compensation committee deems appropriate.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, which ended on December 31, 2007, the compensation committee was comprised of Theodore J. Forstmann, Michael A. Miles, Herbert J. Siegel and Wayne T. Smith. Effective as of June 12, 2007, Mr. Forstmann resigned from the compensation committee and Mr. Smith was appointed to serve on the committee. None of those members is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any entity that employed any member of the Company’s compensation committee or Board of Directors. Page 8 of this Proxy Statement includes a description of the relationships of Messrs. Forstmann, Miles, Siegel and Smith to Forstmann Little & Co., and of Forstmann Little & Co. to the Company.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement accompanying the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:	Michael A. Miles, Chairperson
Herbert J. Siegel
Wayne T. Smith

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company’s compensation committee (for purposes of this analysis, the “Committee”) is appointed by the Board and has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee strives to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Throughout this Proxy Statement, we refer to the individuals who served during calendar year 2007 as the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”), or in a similar capacity, as well as the other individuals included in the Summary Compensation Table as the Company’s “named executive officers.”

Executive Compensation Program’s Philosophy and Objectives

The Company’s executive compensation program seeks to closely align compensation paid to our named executive officers with the performance of the Company on both a short-term and long-term basis and to use compensation to assist the Company in attracting and retaining key executives critical to our long-term success. To that end, our executive compensation program strives to attract, motivate and retain high-quality executives by providing total compensation that, in the Committee’s view, is performance-based and competitive with the various labor markets and industries in which the Company competes for talent.

What the Executive Compensation Program Is Designed to Reward

The Company’s compensation program seeks to align named executive officers’ incentives with stockholder value creation by rewarding the achievement of measurable corporate and individual performance objectives through annual and long-term cash and stock incentives.

How the Company Structures a Named Executive Officer’s Total Compensation

Role of the Committee, Named Executive Officers and Outside Advisors

The Committee is appointed by the Board to discharge the Board’s duties and responsibilities relating to compensation of the Company’s directors and executive officers and oversee the Company’s various employee welfare and benefits plans, including to discuss, review and determine the compensation of the CEO and other senior executives, to review and recommend compensation plans for the Company, to modify existing compensation plans, to make awards under such plans and to perform such other functions as are designated in the Compensation Committee Charter or commonly performed by compensation committees. Under its charter, the Committee meets at such times as it deems necessary to fulfill its responsibilities, has the resources and authority necessary and appropriate to discharge its responsibilities, including the authority to retain compensation consultants and other experts, and has the sole authority to approve the fees and other terms of retention of such consultants or other experts. Additionally, the Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consisting of one or more members of the Committee, consistent with the bylaws and certificate of incorporation of the Company and applicable law, and any such subcommittee must report any action to the full Committee at its next meeting.

The Committee independently approves all compensation and awards to our named executive officers. Generally, on its own initiative, the Committee reviews the performance and compensation of the CEO, COO and CFO and, following discussions of those individuals and on the recommendation of the CEO (except in the case of his own compensation), and, where it deems appropriate, with an outside advisor, establishes their compensation levels. For the remaining named executive officers, the CEO makes recommendations to the Committee that the Committee will generally approve, with minor adjustments, after it conducts its own independent review.

The Committee has retained an independent third party firm, Towers Perrin, as its compensation consultant to provide advice that will assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The role of the outside consultant is to provide independent, third-party advice and expertise in executive compensation issues. The outside consultant, however, is not consulted by the Committee on all executive compensation issues, but is used as the Committee deems appropriate.

Total Compensation

The Committee’s goal is to award compensation that is reasonable and consistent with the Company’s philosophy and objectives regarding executive compensation when all elements of potential compensation are considered, while remaining competitive so as to be able to retain high level talent. In making decisions with respect to any element of a named executive officer’s compensation, the Committee considers the total compensation that may be awarded to the named executive officer, including annual base salary, annual incentive bonus, the amount of which is dependent on the Company and individual performance during the prior calendar year, and long-term incentive compensation, currently in the form of stock options and shares of restricted stock, that are awarded based on the Company’s prior year performance, forward-looking incentives and other factors described below. These compensation components, each of which is discussed in more detail below, are designed to align named executive officers’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives.

In addition, in reviewing and approving compensation arrangements and/or employment agreements for named executive officers, the Committee considers the other benefits that the Company grants to the named executive officer and/or to which the named executive officer is entitled by the agreement, including welfare benefits and compensation payable upon termination of employment with the Company under a variety of circumstances.

Peer Group Analyses

In making compensation decisions with respect to the total compensation opportunity provided to the Company’s named executive officers, the Committee considers the competitive market for these executives and compensation levels provided by comparable companies to similarly situated executives and seeks to provide compensation that is in the competitive range of compensation observed in the marketplace. From time to time the Committee reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, specifically major radio broadcasting and communications companies, as well as publicly held businesses with revenue, market capitalization, number of employees and employee census data comparable to the Company. For example, in calendar year 2007, to assess the competitiveness of our CEO’s compensation, the Committee reviewed market data selected and assembled by an outside consultant from the most recent proxy filing for many of the Company’s peers. The major compensation elements that were examined in that proxy analysis include: base salary; actual total cash compensation (base salary plus annual bonus); and total direct compensation (base salary plus annual bonus plus the expected value of long-term incentives). In this analysis, the Committee compared the 2007 compensation arrangement of our CEO with the most recent proxy information available, which in most cases included peer company’s executives’ compensation received through calendar 2006.

The Committee does not attempt to benchmark or set each compensation element for its named executive officers within a particular range related to levels provided by industry peers. Rather, the Committee uses market comparisons as one factor in making compensation decisions.

Other Factors

Other factors considered when making individual compensation decisions for named executive officers include individual contribution and performance, reporting structure, complexity and importance of the executive’s role and responsibilities, leadership and growth potential. In the case of our named executive officers who have served the Company for more than a year, the Committee also considers (a) the performance of the Company during the year(s) during which he or she has held his or her position and (b) the anticipated level of difficulty of replacing him or her with someone of comparable experience and skill.

Policy Regarding Tax Deduction for the Company

When consistent with the compensation philosophy discussed above, the Committee seeks to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company to the maximum extent possible. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the corporation’s CEO and four other most highly compensated executive officers as of the end of the calendar year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, including if the compensation is paid pursuant to qualified performance-based compensation plans approved by the Company’s stockholders. The Committee designs certain components of named executive officer compensation to permit full deductibility. To this end, in March 2007, the Committee approved the Company’s 2007 Senior Executive Annual Bonus Plan and such plan received stockholder approval at the 2007 annual meeting of stockholders. In order for the bonuses to be paid to those named executive officers who are participants under the plan and whose aggregate salary and bonus would exceed $1 million, certain performance target(s) set for each calendar year will need to be met. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs and in making certain compensation awards, even though such programs or awards may result in certain non-deductible compensation expenses. Accordingly, the Committee has also approved elements of compensation for certain named executive officers that are not fully deductible.

Elements of Compensation, Why the Company Chooses to Pay Each Element and the Company’s 2007 Practices

The Company’s practices with respect to its three key compensation elements identified above (i.e. base salary, annual incentive bonus and long-term incentive compensation), as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of our named executive officers’ calendar year 2007 compensation.

Base Salary for Named Executive Officers

Purpose. In general, the level of base salary is intended to provide appropriate base pay to our named executive officers, taking into account the competitive employment market for comparable positions, as well as each individual’s job responsibilities, experience, historical contribution to our success and unique value and, when appropriate, the recommendations of Mr. Suleman (except in the case of his own compensation).

Considerations. Minimum salaries for four of the six named executive officers are determined by employment agreements or arrangements for those officers. Where not specified by contract, salaries are generally reviewed annually. The minimum salaries specified in the employment agreements, the amount of any increase over these minimums and salaries for named executive officers whose salaries are not specified in an agreement are determined by the Committee based on a variety of factors, including: the nature and responsibility of the executive’s position; the expertise of the executive and the executive’s contributions and importance to the Company; the nature and extent of the executive’s other forms of compensation; the executive’s historical compensation; the competitiveness of the market for the executive’s services and, to the extent available, salary ranges for persons in comparable positions at comparable companies; and the recommendations of Mr. Suleman (except in the case of his own compensation).

Determinations as to appropriate base salaries of our named executive officers historically have not depended upon the application of a particular formula or the use of designated benchmarks. In setting base salaries, the Committee considers the importance of linking a high proportion of named executive officers’ compensation to performance in the form of the annual incentive bonus and long-term stock-based compensation, which are both tied to both Company and individual performance measures.

Calendar Year 2007 Decisions. Among the named executive officers, all but Ms. Ellis and Ms. Stratford are employed pursuant to agreements described under “Summary of Employment Arrangements and Potential Payments Upon Termination or Change in Control” below. During 2007, the base salary for one of our six named executive officers was increased pursuant to the terms of an existing employment agreement. The base salaries for our remaining named executive officers were not modified in 2007.

Annual Bonus Incentives for Named Executive Officers

Purpose. The Company’s compensation program generally provides for an annual bonus that is linked to both Company and individual performance. The objective of the program is to compensate named executive officers based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.

Considerations. Cash bonuses are generally paid based on the achievement of individual objectives that are also considered along with the Company’s performance as a whole. In certain cases, bonuses (either a minimum amount or specified percentage of base salary) have been guaranteed based on the compensation package negotiated at the time an executive’s employment commenced, in all cases subject to the final determination of the Board or Committee. The Committee establishes a target bonus amount for all but one named executive officer based, in part, upon the recommendation of the CEO. Target bonuses vary in relation to each executive’s responsibilities. The target bonus takes into account all factors that the Committee deems relevant, which may include (but is not limited to) a review of peer group compensation both within the radio broadcasting industry and more broadly. The individual performance measures enable the Committee to play a more proactive role in identifying performance objectives and accomplishments beyond purely financial measures, including, for example, exceptional performance of each named executive officer’s functional responsibilities as well as leadership, creativity and innovation, collaboration, diversity initiatives, growth initiatives and other activities that are critical to driving long-term value for stockholders. With respect to all of the named executive officers, other than those guaranteed by contract, the Committee retains discretion, in appropriate circumstances, to grant a bonus which is less than the target bonus or no bonus at all. All named executive officers are eligible for consideration by the Committee for annual bonuses based upon the named executive officer’s performance.

Calendar Year 2007 Decisions. Consistent with our approach described above for establishing target bonuses, we established the target bonus levels for Mr. Suleman, Mr. Freedline and Ms. Ellis at $1 million to $2 million, $500,000 and $200,000, respectively, to be earned as of December 31, 2007. Each of Mr. Suleman and Mr. Freedline were parties to employment contracts containing contractual obligations with respect to their annual target bonuses. In addition, consistent with our approach described above for establishing target bonuses, we established the target bonus levels for Mr. Taylor at approximately 30% of his annual salary to be earned on an annual cycle commencing on January 1st, and Ms. Orr at $75,000 to $100,000 to be earned on an annual cycle commencing in May, pursuant to the terms of her employment contract.

For calendar year 2007, the Committee considered the following measures: the named executive officer’s performance; extraordinary events and achievements during the year, including the agreement and plan of merger of February 6, 2006 between the Company; Alphabet Acquisition Corp., a wholly-owned subsidiary of the Company; Disney and ABC Radio Holdings, Inc., formerly known as ABC Chicago FM Radio, Inc., a Delaware corporation and wholly-owned subsidiary of Disney, as amended (the “ABC Radio Merger Agreement”); operating income; economic profit (net operating profit after tax, minus a charge for capital employed in the business, based on the cost of capital); earnings per share; and the recommendation of Mr. Suleman (except in the case of his own compensation). In setting these measures and determining the extent to which they were satisfied, the Committee excluded the impact of items that it believed were not driven by the current performance of the Company (such as impairment of or gain or loss on sales of assets acquired), other decisions made for the long-term benefit of the Company, performance of other named executive officers or that, in the Committee’s judgment, otherwise had a distorting positive or negative impact relative to the performance of Company executives.

The Committee awarded the bonus amounts set forth in the Summary Compensation Table after evaluating these measures and determining the extent to which they were satisfied and taking into account certain other factors. With respect to Mr. Suleman, he voluntarily elected to withdraw himself from consideration for an annual bonus. With respect to our other named executive officers, the Committee awarded the following bonuses for calendar year 2007 based in part upon Mr. Suleman’s evaluation of each executive’s performance and the other factors set forth in the preceding paragraph: Mr. Freedline—$375,000; Ms. Ellis—$200,000; Ms. Stratford—$100,000; Mr. Taylor—$125,000; and Ms. Orr—$131,250.

Long-Term Incentive Compensation

Purpose. The Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (also referred to from time to time by the Company as the Amended and Restated 2002 Long-Term Incentive Plan) (as amended from time to time, the “Plan” or the “Long-Term Incentive Plan”) is the plan used by the Company to provide long-term incentives to our named executive officers. The objective of the program is to align compensation for our named executive officers over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding creation and preservation of long-term stockholder value. We also use long-term incentive awards as a means of furthering the objectives of our business plans and long-term Company goals, tying a portion of the executive compensation to Company performance, and attracting and retaining talented leadership.

Considerations. The Committee determines the number of incentive awards granted to our named executive officers on an individual, discretionary basis. The level of long-term incentive compensation generally is determined based on any contractual requirements (such as pursuant to an existing employment agreement), total compensation provided to named executive officers, the goals of the compensation program described above, discussions with outside advisors, market data on total compensation packages, the value of long-term incentive grants at targeted external companies, total stockholder return, share usage and stockholder dilution and, except in the case of the awards to Mr. Suleman, the recommendations of Mr. Suleman. With the exception of newly-hired employees, the Committee generally makes awards during the first quarter of the year. The Committee schedule is generally determined in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Equity Awards and Related Tax and Accounting Considerations. Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments for the Company. Beginning in 2006, however, the accounting for stock options changed as a result of Statement of Financial Accounting Standards No. 123R, Share Based Payment (“SFAS No.123R”), making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock to our named executive officers and concluded that restricted stock likely would be an equal if not greater motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution. Accordingly, the Company’s long-term incentive compensation in 2007 consisted primarily of restricted stock grants, though one grant of stock options was made to Mr. Freedline, in accordance with the existing terms of his employment agreement (described more fully below). These vehicles, each of which is described in more detail below, reward stockholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward named executive officers only if the stock price increases. Restricted stock is impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price.

Stock Options. The long-term incentive program calls for stock options to be granted with exercise prices of not less than fair market value of the Company’s stock on the date of grant. With rare exceptions made by the Committee, the stock options we grant vest ratably over four years, based on continued employment. The Committee will not grant stock options with exercise prices below the fair market value on the date of grant and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without stockholder approval. New option grants to named executive officers normally have a term of ten years.

Unless otherwise set forth in a named executive officer’s notice of stock option grant, if there is any change in the stock subject to an option or in the corporate structure of the Company, through merger, consolidation, division, share exchange, combination, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, extraordinary dividend, dividend in kind or other similar change in the corporate structure or distribution to stockholders, a reclassification or any similar occurrence, the terms of the stock option (including, without limitation, the number and kind of shares subject to the option and the exercise price) may be adjusted by the Committee in its sole discretion pursuant to the terms of the Plan.

Restricted Stock. Restricted stock awards may be subject to either “time-based” or both “time-based” and “performance-based” vesting conditions. For “time-based” stock to be earned, the named executive officer must be continuously employed by the Company through the applicable vesting date. For “performance-based” stock to be earned, the named executive officer and/or Company must achieve certain performance goals within the particular vesting period covered by the award and the named executive officer must also be continuously employed with the Company through the applicable vesting date. The performance goals that we will use going forward to measure Company and individual performance were approved by our stockholders at the 2007 annual meeting of stockholders, and awards that are dependent upon achieving these performance goals are not generally subject to the adverse tax consequences described above relating to Section 162(m). Such performance-based shares of restricted stock are sometimes referred to herein as “performance shares.”

Some restricted stock awards made in 2007 were subject to both performance-based and time-based vesting criteria, while other awards were subject only to time-based vesting criteria. The details of these awards are described in this section below under “Calendar Year 2007 Decisions.”

Calendar Year 2007 Decisions. In calendar 2007, the Committee awarded long-term compensation for named executive officers pursuant to the Plan resulting in the awards of stock options and shares of restricted stock identified in the Summary Compensation Table and the Grants of Plan-Based Awards Table. In determining the annual grants of long-term incentive awards, the Committee considered the factors described above.

On March 22, 2007, the Committee approved a grant of 100,000 performance shares to Ms. Ellis, subject to the satisfaction of performance goals, which relate to the Company’s attainment of the same revenue-related performance objectives during the applicable twelve-month period as the goals to which the grants made in 2006 were subject. Specifically, for the twelve-month restricted period, the revenue growth of the Company on a consolidated basis must equal or exceed revenue growth in the radio broadcasting industry for the same twelve-month period as reported by Miller, Kaplan, Arase & Co. LLP, Certified Public Accountants (or another comparable source), as adjusted by the Committee for comparable results in the event of any significant merger, acquisition or disposition (including the Merger and other transactions contemplated by the ABC Radio Merger Agreement). After the end of the twelve-month period, the Committee shall determine whether or not the performance goals for the twelve-month period under the performance-based awards were met for 2007. This grant to Ms. Ellis shall vest ratably over a three-year period, subject to the performance criteria outlined above and Ms. Ellis’ continuous employment with the Company through the applicable vesting date.

On March 22, 2007, the Committee made customary annual grants to some of the named executive officers, upon recommendation of the CEO. Specifically, the Committee approved a grant of 25,000 shares of restricted stock to each of Ms. Stratford and Ms. Orr, and 7,500 shares of restricted stock to Mr. Taylor, that vest ratably over a three-year period, subject to continuous employment with the Company through the applicable vesting date.

In addition, in May 2007, pursuant to his employment agreement, the Committee awarded Mr. Freedline an equity award with an aggregate fair market value of $1.3 million consisting of time-vesting restricted stock and stock options in the same proportions (with respect to the number and value of each form of award), and on the same terms, as the grants of restricted stock and stock options made to Mr. Freedline on May 26, 2006.

In the Fall of 2007, the Committee retained its compensation consultant to assist in evaluating the CEO’s compensation, including an equity grant to be awarded to the Company’s CEO for calendar year 2007. This equity award shall be issued by the Committee to the CEO in 2008.

In March of 2006, the Committee approved the modification of the vesting terms of the 1,250,000 shares of restricted stock previously granted to Mr. Suleman to subject them to performance goals and to extend the applicable vesting dates to January 1, 2007, October 1, 2007 and October 1, 2008. In November of 2007, after review of the Company’s performance, the Committee vested the 416,667 shares under Tranche B of the CEO’s grant of 1,250,000 shares of restricted stock with an applicable vesting date of October 1, 2007 for the performance period of October 1, 2006 through September 30, 2007 based on the Company’s revenue growth, as adjusted to reflect same station results and exclude certain items, as compared to the publicly reported revenue growth of its peer group in the radio broadcasting industry for the same twelve-month period.

Also in calendar 2006, the Committee approved the payment to Mr. Suleman of a “gross-up” for the tax differential between ordinary income and dividend income rates during the years ended December 31, 2006, 2007 and 2008, in respect of dividends and distributions, if any, Mr. Suleman receives in respect of any unvested portion of the 1,131,994 performance shares granted to Mr. Suleman as of March 16, 2006, which vested in two equal installments on March 16, 2007 and 2008, and the shares of the Company common stock underlying his undistributed restricted stock units (collectively, “Undelivered Shares”). At the Company’s discretion, such payments can be paid in cash or additional shares of common stock of the Company. During 2007, the Company paid approximately $1.8 million in cash and $1.1 million in shares of common stock of the Company for this tax differential payment. The amount of such payment for 2006 was set at $0.8 million, and is included in the amounts noted above. The remaining payment in 2008, if any, will be calculated as the product of 0.3738 and the aggregate amount of any such dividends received in respect of the Undelivered Shares.

Stock Ownership. Although the Company has chosen to award shares of restricted stock, stock options and other forms of equity awards to its named executive officers and other employees, the Company does not have equity or other security ownership requirements. As persons with access to material non-public information regarding the Company, our named executive officers, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law, our Company’s securities trading policy and the guidelines contained in our Code of Business Conduct and Ethics, which is available at www.citadelbroadcasting.com under “Investor Relations” where you can click on the link to “Corporate Governance.”

Benefits and Perquisites

The Company provides named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with the overall executive compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers. With limited exceptions, named executive officers receive perquisites and benefits that are substantially the same as those offered to other officers of the Company. The Company may also make available to Mr. Suleman use of the corporate aircraft for business purposes. On occasion, the corporate aircraft may be used by Mr. Suleman for personal purposes. Historically, the cost of such personal use of the aircraft is either reimbursed by Mr. Suleman or included as compensation to him. For 2007, it has been included as compensation. Mr. Suleman and Ms. Ellis are provided with use of Company vehicles and/or parking for business use. In addition, the Company contributed $26,650 toward the cost of a driver for Mr. Suleman for business purposes.

Named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical, vision and dental insurance, life and disability insurance, and flexible spending accounts relating to health care and dependents. Named executive officers also participate in the Company’s 401(k) retirement savings plan, which is discussed below under “Severance, Retirement and Change in Control Benefits” and on a case-by-case basis are reimbursed for work-related transportation costs. For additional information on the benefits and/or perquisites available to named executive officers, see the text following the Summary Compensation Table below.

Severance, Retirement and Change in Control Benefits

The Company believes that it is important in some instances to protect its named executive officers in the event of a change in control of the Company (a “Change in Control”) and provide them benefits under certain other circumstances if their employment with the Company is terminated. Further, it is the Company’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits increases the likelihood that senior management will pursue potential change in control transactions, if any, that may be in the best interests of our stockholders. Relative to the overall value of the Company, these potential change in control benefits are minor. Therefore, it has been the Company’s practice to negotiate change in control benefits with our senior officers if they have requested such benefits. Three of the Company’s named executive officers, Mr. Freedline (Chief Financial Officer), Mr. Taylor (Vice President Finance and Principal Accounting Officer during 2007) and Ms. Orr (Vice President, General Counsel, and Secretary) have entered into employment agreements or arrangements with the Company that include severance and change in control provisions in the event of termination of such individual’s employment with the Company under certain circumstances. Mr. Freedline resigned his position with the Company effective January 31, 2008. The components of any change in control benefits have been negotiated on an individual and discretionary basis and are based on a myriad of considerations, including the nature and responsibility of the executive’s position, the expertise of the executive and the executive’s contributions and importance to us, the competitiveness of the market for the executive’s services and, to the extent available, change in industry standards or practices for persons in comparable positions at comparable companies, as well as the recommendations of Mr. Suleman except in the case of his own benefits. The change in control agreements we currently have in place with named executive officers are described below in the narrative entitled, “Summary of Employment Arrangements and Potential Payments Upon Termination or Change in Control.”

Summary Compensation Table

The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2006 and December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(28)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Farid Suleman, CEO (principal executive officer)	2007 2006	1,250,000 1,250,000	— —	— 12,817,470	(2)	— —		N/A N/A	N/A N/A	9,965,925 3,869,523	(1) (3)	11,215,925 17,936,993
Robert G. Freedline, chief financial officer (principal financial officer)(4)	2007 2006	500,000 333,333	375,000 400,000	1,000,001 979,000	(5) (8)	280,595 193,414	(6) (9)	N/A N/A	N/A N/A	471,394 36,045	(7) (10)	2,626,990 1,941,792
Judith A. Ellis, chief operating officer	2007 2006	500,000 500,000	200,000 200,000	975,000 1,133,000	(11) (13)	— —		N/A N/A	N/A N/A	389,755 56,208	(12) (14)	2,064,755 1,889,208
Jacquelyn J. Orr, vice president, general counsel and secretary(15)	2007 2006	290,625 172,933	131,250 62,500	243,750 258,500	(16) (18)	— —		N/A N/A	N/A N/A	107,218 9,036	(17) (19)	772,843 502,969
Patricia Stratford, principal financial officer through May 25, 2006 and senior vice president—finance and administration	2007 2006	175,000 175,000	100,000 100,000	243,750 566,500	(16) (21)	— —		N/A N/A	N/A N/A	134,445 29,208	(20) (22)	653,195 870,708
Randy L. Taylor, vice president—finance and principal accounting officer(23)	2007 2006	240,000 64,615	125,000 18,000	73,125 104,000	(24) (26)	— —		N/A N/A	N/A N/A	45,640 673	(25) (27)	483,765 187,288

(1)	Included in other compensation is $7,848,782 of dividends received on restricted stock, $2,110,548 as payment of a “gross-up” for the tax differential relating to the dividends received on certain equity awards, $4,305 representing the value of personal benefit of the corporate aircraft, $2,200 for matching contributions to Citadel Broadcasting Company 401(k) Retirement Savings Plan and $90 premium for term life insurance.
(2)	Stock award compensation of $12,817,470 consisted of (i) $229,616 incremental value related to the cancellation of Mr. Suleman’s 4,150,000 fully vested options and the replacement of them with 2,868,006 fully vested restricted stock units, (ii) the cancellation of 400,000 options and (iii) a grant of 1,131,994 performance shares with an incremental value of $12,587,854. On March 16, 2006, the Committee approved the cancellation of the fully vested options to purchase 4,150,000 shares of common stock of the Company at an exercise price of $3.50 per share granted to Mr. Suleman under the Stock Option Agreement, dated April 23, 2002, as amended on June 4, 2002, and replacement of the options with 2,868,006 fully vested restricted stock units with deferred distribution dates. In addition, the Committee approved the cancellation of Mr. Suleman’s option to purchase 400,000 shares of common stock of the Company at an exercise price of $16.94 granted to him under the Long-Term Incentive Plan on March 26, 2004 and approved the grant of 1,131,994 performance shares that would vest over a two-year period subject to certain performance objectives.
(3)	Included in other compensation is $3,060,000 of dividends received on restricted stock, $807,315 of tax reimbursement relating to the dividends received on restricted stock, $2,100 for matching contributions to the Citadel Broadcasting Company 401(k) Retirement Savings Plan and $108 premium for term life insurance.
(4)	Mr. Freedline became an executive officer effective May 26, 2006. He resigned effective January 31, 2008.
(5)	Stock award compensation is based on 117,371 shares of restricted stock granted on May 26, 2007 at a closing stock price of $8.52.
(6)	See Note 14 (Stock-Based Compensation) to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the assumptions made in determining the values in accordance with SFAS No 123R.
(7)	Included in other compensation is $471,304 of dividends received on restricted stock and $90 premium for term life insurance.
(8)	Stock award compensation is based on 100,000 shares of restricted stock granted on May 26, 2006 at a closing stock price of $9.79.
(9)	See Note 14 (Stock-Based Compensation) to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the assumptions made in determining the values in accordance with SFAS No 123R.
(10)	Included in other compensation is $36,000 of dividends received on restricted stock and $45 premium for term life insurance.

(11)	Stock award compensation is based on 100,000 shares of restricted stock granted on March 22, 2007 at a closing stock price of $9.75.
(12)	Included in other compensation is $387,465 of dividends received on restricted stock, $2,200 for matching contributions to Citadel Broadcasting Company 401(k) Retirement Savings Plan and $90 premium for term life insurance.
(13)	Stock award compensation is based on 100,000 shares of restricted stock granted on March 16, 2006 at a closing stock price of $11.33.
(14)	Included in other compensation is $54,000 of dividends received on restricted stock, $2,100 for matching contributions to the Citadel Broadcasting Company 401(k) Retirement Savings Plan and $108 premium for term life insurance.
(15)	Ms. Orr became an executive officer effective May 15, 2006.
(16)	Stock award compensation is based on 25,000 shares of restricted stock granted on March 22, 2007 at a closing stock price of $9.75.
(17)	Included in other compensation is $107,128 of dividends received on restricted stock and $90 premium for term life insurance.
(18)	Stock award compensation is based on 25,000 shares of restricted stock granted on May 15, 2006 at a closing stock price of $10.34.
(19)	Included in other compensation is $9,000 of dividends received on restricted stock and $36 premium for term life insurance.
(20)	Included in other compensation is $132,155 of dividends received on restricted stock, $2,200 for matching contributions to Citadel Broadcasting Company 401(k) Retirement Savings Plan and $90 premium for term life insurance.
(21)	Stock award compensation is based on 50,000 shares of restricted stock granted on March 16, 2006 at a closing stock price of $11.33.
(22)	Included in other compensation is $27,000 of dividends received on restricted stock, $2,100 for matching contributions to the Citadel Broadcasting Company 401(k) Retirement Savings Plan and $108 premium for term life insurance.
(23)	Mr. Taylor became an executive officer effective November 6, 2006. He was appointed Chief Financial Officer of the Company effective February 29, 2008.
(24)	Stock award compensation is based on 7,500 shares of restricted stock granted on March 22, 2007 at a closing stock price of $9.75.
(25)	Included in other compensation is $44,904 of dividends received on restricted stock, $646 for matching contributions to Citadel Broadcasting Company 401(k) Retirement Savings Plan and $90 premium for term life insurance.
(26)	Stock award compensation is based on 10,000 shares of restricted stock granted on November 6, 2006 at a closing stock price of $10.40.
(27)	Included in other compensation is $646 for matching contributions to the Citadel Broadcasting Company 401(k) Retirement Savings Plan and $27 premium for term life insurance.
(28)	The amounts reported in these columns for each named executive officer reflect the compensation costs for financial reporting purposes for the year under FAS 123R, rather than amounts paid to or realized by the named executive officer for outstanding equity awards granted in and prior to fiscal 2007. A discussion of the assumptions used in calculating these values may be found in Note 14 in the audited financial statements in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards Table

The table below summarizes the total of each grant of an award made to a named executive officer in the fiscal year ended December 31, 2007.

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh)		Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Farid Suleman	—	—	—	1,000,000 -2,000,000	—	—	—		—	—		—		—		—
Robert G. Freedline	5/26/2007	5/26/2007	—	—	—	—	—		—	117,371	(3)	—		—		—
	5/26/2007	5/26/2007	—	—	—	—	—		—	—		131,447	(3)(4)	$8.52	(6)	280,595	(7)
	—	—	—	500,000	—	—	—		—	—		—		—		—
Judith A. Ellis	3/22/2007	3/16/2007	—	—	—	—	100,000	(8)	—	—		—		—		—
	—	—	—	200,000	—	—	—		—	—		—		—		—
Jacquelyn J. Orr	3/22/2007	3/16/2007	—	—	—	—	—		—	25,000	(5)	—		—		—
	—	—	—	75,000-100,000	—	—	—		—	—		—		—		—
Patricia Stratford	3/22/2007	3/16/2007	—	—	—	—			—	25,000	(5)	—		—		—
Randy L. Taylor	3/22/2007	3/16/2007	—	—	—	—	—		—	7,500	(5)	—		—		—
	—	—	—	72,000	—	—	—		—	—		—		—		—

(1)	Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in 2007. See the Summary Compensation Table for the amounts actually earned in 2007 and paid out in 2008.
(2)	Expressed in number of shares of restricted stock under the Long-Term Incentive Plan. Vesting of shares is subject to the Company’s satisfaction of certain performance objectives and continuous employment with the Company through the vesting dates.
(3)	On May 26, 2007, pursuant to Mr. Freedline’s employment agreement, two subsequent equity awards of comparable value and on comparable terms to the initial 2006 awards were issued under the Long-Term Incentive Plan during 2007: (i) 117,371 shares of time-vesting restricted stock and (ii) options to purchase 131,447 shares of common stock of the Company. Both awards vest in one-third installments at each anniversary of the date of grants for three years.
(4)	On June 13, 2007, the options to purchase 150,000 and 131,447 shares of common stock of the Company granted on May 26, 2006 and 2007, respectively, were modified in accordance with Mr. Freedline’s employment agreement to adjust for the special distribution paid to the Company’s stockholders pursuant to the ABC Radio Merger Agreement in order to preserve the fair market value of the options originally granted. This adjustment resulted in a cancellation of the options to purchase 150,000 and 131,447 shares of common stock and the replacement of them with options to purchase 213,625 and 187,203 shares of common stock of the Company. The modified option awards to purchase 213,625 and 187,203 shares of common stock of the Company retained the original grant dates of May 26, 2006 and May 27, 2007, respectively. Mr. Freedline resigned from the Company effective January 31, 2008, and these options were cancelled.
(5)	Restricted stock granted under the Long-Term Incentive Plan during 2007. Shares vest in one-third installments at each anniversary of the date of grant for three years.
(6)	The exercise price is the closing price of the Company’s stock on the date of grant. As discussed in (4) above, this grant was modified on June 13, 2007, and the exercise price decreased to $5.98.
(7)	The grant date fair value of options to purchase common stock of the Company was determined using the Black-Scholes option pricing model in accordance with FAS 123R.
(8)	Perfomance-based restricted stock granted under the Long-Term Incentive Plan during 2007. Shares vest in one-third installments at each anniversary of the date of grant for three years.

Certain of the equity incentive plan awards and other stock awards described in the above table are eligible for dividends, and such dividends paid to executive officers during the year ended December 31, 2007 are included in the Summary Compensation Table.

Summary of Employment Arrangements and Potential Payments Upon Termination or Change in Control

Messrs. Suleman, Freedline and Taylor and Ms. Orr are each party to an employment agreement with the Company that provides for minimum amounts of compensation and, in some instances, for payments and benefits upon certain terminations of employment and/or a Change in Control. In addition, certain of our executive officers have received grants of restricted stock, performance shares and stock options that vest in full in the event of the executive officer’s termination due to death or disability, by the Company without “cause” (as defined in the relevant agreement) or termination for “good reason” (as defined in the relevant agreement).

Mr. Suleman’s Employment Arrangements

Farid Suleman is party to an employment letter originally dated February 15, 2002, which was subsequently modified by the Committee effective September 20, 2005. Pursuant to this employment letter, Mr. Suleman’s annual salary is $1.25 million per year and is subject to annual review and adjustment by the Committee. In addition, Mr. Suleman is eligible to receive an annual bonus of between $1 million and $2 million, payable pursuant to the Company’s 2007 Senior Executive Annual Bonus Plan. The employment letter does not provide Mr. Suleman with any entitlement to benefits upon his termination of employment or due to a Change in Control.

In addition, the terms of outstanding awards of performance shares held by Mr. Suleman provide for the accelerated vesting of these awards if Mr. Suleman’s employment were to be terminated due to his death or disability, by the Company without “cause” (as defined in the grant agreements) or by Mr. Suleman with “good reason” (as defined in the grant agreement). Based on the value of our stock on December 31, 2007, the value of Mr. Suleman’s unvested performance shares was $2,024,286.

Mr. Freedline’s Employment Arrangements

Mr. Freedline, who resigned from his position as the Company’s Chief Financial Officer effective January 31, 2008, was a party to an employment agreement with the Company dated as of May 26, 2006. This agreement provided for an annual base salary of $500,000 and a target incentive bonus opportunity for the year ended December 31, 2007 equal to one year of his base salary at the highest rate in effect during such year.

Assuming a termination date of December 31, 2007, Mr. Freedline would have been entitled to receive:

(i)	If termination was by the Company for “cause” or by Mr. Freedline without “good reason”, then Mr. Freedline would have been entitled to receive only the “accrued obligations” (as defined in the agreement) as of the date of termination and all unvested equity awards would have been forfeited.

(ii)	If termination was upon his death or disability then Mr. Freedline would have been entitled to receive (a) the “accrued obligations” described above, (b) a pro rata bonus amount, and (c) the continuation of medical, dental, life insurance, disability and other welfare benefits for him for one year following termination or a lump sum payment equal to the amount necessary to continue these benefits for one year. The value of these benefits assuming Mr. Freedline’s termination as a result of his death or disability on December 31, 2007 was approximately $506,228. In addition, upon Mr. Freedline’s termination as a result of his death or disability, all unvested equity awards would have become vested. Based on the value of our stock on December 31, 2007, the value of Mr. Freedline’s unvested equity awards was $379,118.

(iii)

If such termination was by Mr. Freedline for “good reason” or by the Company without “cause” (but not in connection with a Change in Control), then Mr. Freedline would have been entitled to receive (a) the “accrued obligations” described above, (b) a pro rata bonus amount, (c) one year of base salary at the rate then in effect, (d) the greater of (x) 100% of the “target incentive bonus opportunity” (as defined in the agreement) for the year of termination and (y) 100% of the “incentive bonus” (as defined in the agreement) awarded to him in respect of the most recent year for which an incentive bonus was awarded, and (e) the continuation of medical, dental, life insurance, disability and other welfare benefits for him for one year following termination or a lump sum payment equal to the amount necessary to continue these benefits for one year. The value of these benefits assuming Mr. Freedline’s termination for “good reason” or without “cause” on December 31, 2007 was approximately $1,506,228. In addition, upon Mr. Freedline’s termination for “good reason” or without “cause”, all unvested equity awards would have become vested. Based on the value of our stock on December 31, 2007, the value of Mr. Freedline’s unvested equity awards was $379,118.

(iv)

If such termination was by Mr. Freedline for “good reason” or by the Company without “cause” (in either case in connection with a Change in Control), then Mr. Freedline would have been entitled to receive the greater of (a) the amount he would otherwise be entitled to upon termination without “cause” or with “good reason” as described in (iii) above or (b) the sum of (1) the “accrued obligations” described above, (2) a pro rata bonus amount, (3) his base salary at the rate then in effect for the remainder of the term of his employment agreement, (4) the continuation of medical, dental, life insurance, disability and other welfare benefits for one year following termination or a lump sum payment equal to the amount necessary to continue these benefits for one year, and (5) an amount equal to the product of (x) the number of days remaining in the term of his employment divided by 365, multiplied by (i) the greater of (A) 100% of the “ target incentive bonus opportunity” for the year in which the termination occurs or (B) 100% of the “incentive bonus” awarded to him in respect of the most recent year for which an incentive bonus was awarded. The value of these benefits assuming Mr. Freedline’s termination for “good reason” or without “cause”, in either case in connection with a Change in Control, on December 31, 2007 was approximately $1,906,228. In addition, upon Mr. Freedline’s termination for “good reason” or without “cause” in connection with a Change in Control, all unvested equity awards would have become vested. Based on the value of our stock on December 31, 2007, the value of Mr. Freedline’s unvested equity awards was $379,118.

No severance benefits (other than accrued salary, benefits and other obligations) were payable in the event of Mr. Freedline’s termination of his employment without “good reason,” as that term was defined in Mr. Freedline’s employment agreement. As such, upon his resignation, Mr. Freedline was entitled only to the “accrued obligations” as defined in his employment agreement.

Mr. Taylor’s Employment Arrangements

The material terms of Mr. Taylor’s employment are set forth in a letter agreement dated August 29, 2006 between him and the Company and a confirmatory memorandum dated November 6, 2006. Commencing with the start of employment, Mr. Taylor was to be paid a base salary at an annual rate of $240,000. He also shall be eligible to receive an annual cash bonus of up to 30% of his annual salary, the payment of which shall be based upon (i) his individual performance as evaluated by the Company’s Chief Executive Officer and Chief Financial Officer and (ii) the Company’s overall performance. The payment of such bonus, if any, is not guaranteed.

On February 27, 2008, the Committee approved a salary increase for Mr. Taylor, consistent with his appointment to the positions of Chief Financial Officer and principal financial officer, effective February 29, 2008. Under the terms of this salary arrangement, Mr. Taylor’s annual salary will be $320,000 during the first year of such employment, $360,000 during the second year of such employment and $400,000 during the third year of such employment. Mr. Taylor will continue to be eligible for an annual discretionary bonus. Mr. Taylor also is eligible to participate in the packages for health insurance, dental, vision, disability, a matching 401K program and other welfare benefits offered by the Company to other employees.

Mr. Taylor’s employment is “at will.” In the event that his employment is terminated without cause, in exchange for a release in a form acceptable to the Company, he shall receive twelve weeks of his then annual base salary.

The value of these benefits assuming Mr. Taylor’s termination without “cause” on December 31, 2007 was approximately $55,385. In addition, upon Mr. Taylor’s termination due to his death or disability, by the

Company without “cause” or by Mr. Taylor with “good reason”, all unvested equity awards would have become vested. Based on the value of our stock on December 31, 2007, the value of Mr. Taylor’s unvested shares of restricted stock was $29,182.

Ms. Orr’s Employment Arrangements

The term of Ms. Orr’s employment commenced on May 15, 2006. Pursuant to the terms of a term sheet agreed upon at that time, during her employment as Vice President, General Counsel and Secretary of the Company, Ms. Orr received an annual base salary in the amount of $275,000 during her first year of employment (from May 15, 2006 to May 14, 2007) and will receive $300,000 during her second year of employment (from May 15, 2007 to May 14, 2008). Ms. Orr will also be eligible to receive an annual bonus for each year completed during the term of her employment, which will be subject to review by the Committee of Ms. Orr’s performance. Ms. Orr’s target incentive bonus opportunity will be between $75,000 and $100,000 in each of the two years.

In addition, the Company granted to Ms. Orr 25,000 shares of restricted stock under the Company’s Long-Term Incentive Plan on May 16, 2006. The restricted stock was granted pursuant to the terms and conditions of the Company’s form of restricted stock agreement and vests ratably in one-third portions on each of the first, second and third anniversaries of the dates of grant.

In the event Ms. Orr’s employment is terminated for any reason other than “for cause”, within one year of the closing of the Merger transaction contemplated by the ABC Radio Merger Agreement (which occurred on June 12, 2007), then (i) Ms. Orr would receive a severance payment in the amount of one year of Ms. Orr’s then current base salary and (ii) all outstanding shares of restricted stock held by Ms. Orr would immediately vest.

The value of these benefits assuming Ms. Orr’s termination without “cause” on December 31, 2007 was approximately $385,832. In addition, upon Ms. Orr’s termination due to her death or disability, by the Company without “cause” or by Ms. Orr with “good reason”, all unvested equity awards would have become vested. Based on the value of our stock on December 31, 2007, the value of Ms. Orr’s unvested shares of restricted stock was $85,832.

Ms. Ellis’ Equity Awards

With the exception of outstanding equity awards, Ms. Ellis is not a party to any agreements that provide benefits upon a Change in Control. Upon Ms. Ellis’ termination due to her death or disability, by the Company without “cause” and/or by Ms. Ellis with “good reason” (as defined in the grant agreements), her unvested shares of restricted stock would have become vested. Based on the value of our stock on December 31, 2007, the value of Ms. Ellis’ unvested performance shares was $309,000.

Ms. Stratford’s Equity Awards

With the exception of outstanding equity awards, Ms. Stratford is not a party to any agreements that provide benefits upon a Change in Control. Upon Ms. Stratford’s termination due to her death or disability, by the Company without “cause” or by Ms. Stratford with “good reason” (as defined in the grant agreements), her unvested shares of restricted stock would have become vested. Based on the value of our stock on December 31, 2007, the value of Ms. Stratford’s unvested performance shares and unvested shares of restricted stock was $103,000.

Outstanding Equity Awards at Fiscal Year End Table

The table below summarizes the awards under the Company’s equity incentive plans for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2007.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
Farid Suleman(6)	225,000	(1)	225,000	(1)	—	13.64	2/24/2015	—		—	416,666	(10)	858,332
	—		—		—	—		—		—	565,997	(11)	1,165,954

Robert G. Freedline	71,208	(2)	142,417	(2)	—	6.87	5/26/2016	66,667	(7)	137,334	—		—
	—	(12)	187,203	(12)	—	5.98	5/26/2017	117,371	(13)	241,784	—		—

Judith A. Ellis	100,000	(3)	—	(3)	—	16.00	2/15/2013	—		—	50,000	(11)	103,000
	93,750	(4)	31,250	(4)	—	19.20	2/3/2014	—		—	100,000	(14)	206,000
	62,500	(1)	62,500	(1)	—	13.64	2/24/2015	—		—	—		—

Jacquelyn J. Orr	—		—		—	—	—	16,666	(8)	34,332	—		—
	—		—		—	—	—	25,000	(15)	51,500	—		—

Patricia Stratford	10,000	(5)	—	(5)	—	16.00	5/23/2013	—		—	25,000	(11)	51,500
	7,500	(4)	2,500	(4)	—	19.20	2/3/2014	25,000	(15)	51,500	—		—
	7,500	(1)	7,500	(1)	—	13.64	2/24/2015	—		—	—		—

Randy L. Taylor	—		—		—	—	—	6,666	(9)	13,732	—		—
	—		—		—	—	—	7,500	(15)	15,450	—		—

(1)	Stock options vest in four equal portions annually on February 24, 2006, 2007, 2008 and 2009.
(2)	Stock options vest in three equal portions annually on May 25, 2007, 2008 and 2009. Mr. Freedline resigned from the Company effective January 31, 2008, and the options were cancelled.
(3)	Stock options vest in four equal portions annually on February 15, 2004, 2005, 2006 and 2007.
(4)	Stock options vest in four equal portions annually on February 3, 2005, 2006, 2007 and 2008.
(5)	Stock options vest in four equal portions annually on May 23, 2004, 2005, 2006 and 2007.
(6)	The 2,868,006 fully vested restricted stock units were issued outside of the Long-Term Incentive Plan. The restricted stock units were fully vested upon the grant date of March 16, 2006, and the 1,434,003 undistributed restricted stock units will be distributed on March 16, 2008.
(7)	Shares vest in two equal portions annually on May 25, 2008 and 2009. Mr. Freedline resigned from the Company effective January 31, 2008, and the unvested shares of restricted stock were cancelled.
(8)	Shares vest in two equal portions annually on May 15, 2008 and 2009.
(9)	Shares vest in two equal portions annually on November 6, 2008 and 2009.
(10)	Shares vest on October 1, 2008 and are subject to the Company’s satisfaction of certain performance objectives and continuous employment with the Company through the vesting date.
(11)	Shares vest on March 16, 2008 and are subject to the Company’s satisfaction of certain performance objectives and continuous employment with the Company through the vesting date.
(12)	Stock options vest in three equal portions annually on May 25, 2008, 2009 and 2010. Mr. Freedline resigned from the Company effective January 31, 2008, and the options were cancelled.
(13)	Shares vest in three equal portions annually on May 25, 2008, 2009 and 2010. Mr. Freedline resigned from the Company effective January 31, 2008, and the unvested shares of restricted stock were cancelled.
(14)	Shares vest in three equal portions annually on March 22, 2008, 2009 and 2010 and are subject to the Company’s satisfaction of certain performance objectives and continuous employment with the Company through the vesting dates.
(15)	Shares vest in three equal portions annually on March 22, 2008, 2009 and 2010.

Option Exercises and Stock Vested Table

The table below summarizes vesting of shares of nonvested stock during the year ended December 31, 2007. There were no exercises of stock options during the year ended December 31, 2007.

		Option Awards		Stock Awards
	Vesting Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Farid Suleman(1)	1/3/2007	N/A	N/A	416,667	4,195,837
	11/16/2007	N/A	N/A	416,667	912,501
	3/16/2007	N/A	N/A	565,997	5,473,191
Robert G. Freedline	5/25/2007	N/A	N/A	33,333	283,997
Judith A. Ellis	3/16/2007	N/A	N/A	50,000	483,500
Jacquelyn J. Orr	5/15/2007	N/A	N/A	8,334	69,172
Patricia Stratford	3/16/2007	N/A	N/A	25,000	241,750
Randy L. Taylor	11/6/2007	N/A	N/A	3,334	8,035

(1)	2,868,006 fully vested restricted stock units were issued outside of the Long-Term Incentive Plan. The restricted stock units were fully vested upon the grant date of March 16, 2006 and 1,434,003 restricted stock units were distributed on March 16, 2007 with a realized value of $13,866,809.

Director Compensation Table

The table below provides information concerning the compensation of the Company’s directors for the fiscal year ended December 31, 2007. The table below does not include information with respect to the Company’s chairman of the Board and CEO, Mr. Suleman, as he is also a named executive officer of the Company. Mr. Suleman is not compensated for his service as a director of the Company.

Name	Fees Paid ($)(6)	Stock Awards ($)(7)		Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Katherine Brown(1)	40,000	—		—	—	—	18,219	58,219
J. Anthony Forstmann	50,000	—		—	—	—	18,219	68,219
Theodore J. Forstmann	—	—		—	—	—	—	—
Michael A. Miles	70,000	—		—	—	—	18,219	88,219
Michael J. Regan(2)	50,000	84,700	(4)	—	—	—	24,631	159,331
Thomas V. Reifenheiser(3)	—	—		—	—	—	—	—
Charles P. Rose	50,000	—		—	—	—	18,219	68,219
Herbert J. Siegel	57,500	—		—	—	—	18,219	75,719
Wayne T. Smith	65,000	—		—	—	—	18,219	83,219

(1)	Ms. Brown resigned from the Board of Directors effective June 30, 2007.
(2)	Mr. Regan became a member of the Board of Directors effective February 28, 2007.
(3)	Mr. Reifenheiser became a member of the Board of Directors effective November 30, 2007.
(4)	Stock award compensation is based on 10,000 unvested shares granted on May 22, 2007 at a closing stock price of $8.47 that vest in three equal portions annually, on each of the annual meetings of stockholders of the Company, with the first one-third vesting as of the Annual Meeting, subject to the director’s continuous service to the Company through the business day immediately preceding such annual meeting.
(5)	Other compensation represents dividends received on unvested restricted shares.
(6)

Effective May 24, 2006, in consideration for his or her services as a member of the Company’s Board of Directors, each Director receives an annual fee of $50,000, $2,500 for each committee meeting he or she attends, and $5,000 annually if he or she serves as a committee chairperson. The Company does not compensate committee members for every meeting attended; rather, compensation is paid to committee members based upon attendance at certain predetermined meetings.

(7)	The aggregate number of unvested stock awards held by each director as of December 31, 2007 is as follows:

J. Anthony Forstmann	6,666
Michael A. Miles	6,666
Michael J. Regan	10,000
Thomas V. Reifenheiser	—
Charles P. Rose	6,666
Herbert J. Siegel	6,666
Wayne T. Smith	6,666

(8)	The aggregate number of stock option awards held by each director as of December 31, 2007 is as follows:

J. Anthony Forstmann	50,000
Michael A. Miles	60,000
Michael J. Regan	—
Thomas V. Reifenheiser	—
Charles P. Rose	50,000
Herbert J. Siegel	50,000
Wayne T. Smith	—

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following tables set forth, as of December 31, 2007, the number of shares of common stock that are issuable upon the exercise of stock options outstanding and upon vesting of nonvested shares of common stock or common stock units of the Company under the Plan and the Walt Disney Company Rollover Equity Agreements (the “ABC Rollover Plan”).

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Option, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights
Equity Compensation Plans Approved by Stockholders
2002 Long-Term Incentive Plan	4,117,343	$15.14
ABC Rollover Plan	9,094,777	$5.37
Equity Compensation Plans Not Approved by Stockholders
None	—	—

Total	13,212,120

Plan Category	Number of Shares to be Issued Upon Vesting of Nonvested Shares or Nonvested Share Units	Weighted Average Grant Date Fair Value
Equity Compensation Plans Approved by Stockholders
2002 Long-Term Incentive Plan	1,971,515	$10.92
ABC Rollover Plan	3,137,894	$5.90
Equity Compensation Plans Not Approved by Stockholders
None	—	—

Total	5,109,409

As of December 31, 2007, the total number of shares of common stock that remain authorized, reserved, and available for issuance under the 2002 Long-Term Incentive Plan and the ABC Rollover Plan was 10,170,360 and 2,767,329, respectively, not including shares underlying outstanding grants.

The Company also granted 2,868,006 fully vested stock units, of which 1,434,003 remain subject to a deferred distribution date, to its Chief Executive Officer under a written agreement dated April 23, 2002, as amended on June 4, 2002.

On November 16, 2007, the Committee approved amendments to the Company’s Form of Stock Option Agreement under the Plan by extending the period of time under which options under the Plan may be exercised upon the death of an employee to one year following such event. The amended Form of Stock Option Agreement is filed with the Company’s Annual Report as Exhibit 10.9 on Form 10-K, which was filed with the SEC on February 29, 2008.

OTHER MATTERS

The expenses of printing and mailing the E-Proxy Notices and any other proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. No solicitation other than by mail or pursuant to Rule 14a-6 of SEC Regulation 14A is contemplated. The Company will reimburse brokers, banks, institutions and others holding common stock of the Company as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of the Company and obtaining their proxies.

Eligible beneficial stockholders who share a single address may have received a notification that only one copy of the E-Proxy Notice and other proxy materials, as requested, will be sent to that address unless the broker, bank, institutions or other nominee that provided the notification received contrary instructions from any beneficial stockholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. However, if a beneficial stockholder at such an address wishes to receive a separate copy of the E-Proxy Notice and other proxy materials this year or in the future, the stockholder may call (800) 542-1061 to “opt-out” of the householding program. Eligible registered stockholders receiving multiple copies of these documents can request householding by contacting BNY Mellon Shareowner Services at (877) 277-9935. Persons holding shares through a bank, broker, institutions or other nominee can request householding by contacting the nominee.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

The Board of Directors recommends that you vote FOR the election of the nominees to serve as Class II directors on the Company’s Board of Directors.

Board of Directors

The Company’s Board of Directors is currently composed of nine directors.

The Company’s amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Nominees

Upon the recommendation of the Company’s nominating/corporate governance committee and the Board of Directors, the following three directors listed in the table below are nominated for election to serve as Class II directors for a term of three years expiring at the annual meeting of stockholders in 2011 or when their respective successors are elected and qualified. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of such other person(s), if any, as the Board of Directors may designate. A plurality of the votes cast at the Annual Meeting will elect each Class II director. Stockholders may not grant a proxy for a greater number of persons than three, which is the number of nominees identified herein.

Name	Age	Position
Michael J. Regan	65	Director (Class II)
Thomas V. Reifenheiser	72	Director (Class II)
Herbert J. Siegel	79	Director (Class II)

Michael J. Regan has been a Director of the Company since 2007. Mr. Regan (age 65) is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40 year tenure with KPMG. Mr. Regan is a member of the board of managers of Allied Security Holdings LLC and serves on its audit committee. He also is a director of Scientific Games Corporation and serves on its audit committee. Mr. Regan is a member of the Board of Trustees of Manhattan College.

Thomas V. Reifenheiser has been a Director since 2007. Mr. Reifenheiser (age 72) served as Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc. (“Chase”) from 1977 until 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. Mr. Reifenheiser is a member of the board of directors and also serves as a member of the audit committee of Lamar Advertising Company, Mediacom Communications Corporation and Cablevision Systems Corporation.

Herbert J. Siegel has been a Director since 2003. Mr. Siegel (age 79) was Chairman of the Board and President of Chris-Craft Industries, Inc. and Chairman of the Board of BHC Communications, Inc. until July 2001, when the two companies were acquired by The News Corporation Limited. Mr. Siegel was a senior advisor to The News Corporation Limited. He is currently a consultant to News America, Inc. Mr. Siegel is also a director of IMG Worldwide Holdings Inc.

Incumbent Directors

The remaining incumbent directors, whose terms of office are not expiring, are as follows:

Name	Age	Position
J. Anthony Forstmann	69	Director (Class I)
Theodore J. Forstmann	68	Director (Class III)
Michael A. Miles	68	Director (Class III)
Charles P. Rose, Jr.	66	Director (Class I)
Wayne T. Smith	62	Director (Class I)
Farid Suleman	56	Chief Executive Officer and Chairman of the Board (Class III)

The current terms of the Class I and Class III directors expire on the dates of the 2010 and 2009 annual meetings of stockholders, respectively, or when their respective successors are elected and qualified.

J. Anthony Forstmann has been a Director since 2001. Mr. Forstmann (age 69) has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is a special limited partner of Forstmann Little & Co. He is the brother of Theodore J. Forstmann.

Theodore J. Forstmann has been a Director since 2001. Mr. Forstmann (age 68) has been a general partner of FLC XXXII Partnership, L.P. and FLC XXXIII Partnership, L.P. since the partnerships’ inceptions, and he co-founded Forstmann Little & Co. in 1978. Mr. Forstmann is a director of IMG Worldwide Holdings, Inc., 24 Hour Fitness Worldwide, Inc. and ENK Holdings LLC. He was also a director of McLeodUSA Incorporated until December 2005. He is the brother of J. Anthony Forstmann.

Michael A. Miles has been a Director since 2001. Mr. Miles (age 68) served as Chairman and Chief Executive Officer of Philip Morris Companies, Inc. from 1991 to 1994. He is also a director of AMR Corporation, Dell Inc. and Time Warner Inc. He is also a special limited partner of Forstmann Little & Co. and serves on the Forstmann Little advisory board.

Charles P. Rose, Jr. has been a Director since 2003. Mr. Rose (age 66) currently serves as executive producer, executive editor and host of Charlie Rose, a nightly one-hour interview program on the PBS television network, which premiered in 1991. From 1998 until late 2005, Mr. Rose also served as a correspondent for the CBS television network news program “60 Minutes II.”

Wayne T. Smith has been a Director since 2006. Mr. Smith (age 62) is Chairman of the Board, President and Chief Executive Officer of Community Health Systems, Inc. (“CHS”), which owns and operates 126 full-service, acute care hospitals in 28 states. Prior to joining CHS, Mr. Smith was with Humana Inc. for 23 years. He served as President and Chief Operating Officer of Humana Inc. and was also a member of their board of directors. Prior to his tenure as President and Chief Operating Officer, Mr. Smith held a wide variety of senior management positions with Humana Inc. Mr. Smith serves on the Boards of Praxair, Inc.; the Nashville Health Care Council; and the Federation of America’s Hospitals, for which he was also the 2003 Chairman. Mr. Smith is a former director of the American Association of Health Plans and the Health Insurance Association of America. He also serves as advisor to numerous other healthcare related entities. Mr. Smith also serves on the Board of 24 Hour Fitness Worldwide, Inc. and is a limited partner of certain affiliated partnerships of Forstmann Little & Co.

Farid Suleman is the Company’s Chairman of the Board and Chief Executive Officer. Mr. Suleman (age 56) joined the Company in March 2002. Prior to joining the Company, from February 2001 to February 2002, Mr. Suleman was President and Chief Executive Officer of Infinity Broadcasting Corp., one of the largest radio and outdoor advertising companies in the United States. He was Executive Vice President, Chief Financial Officer, Treasurer and a director of Infinity Broadcasting from September 1998 to February 2001 when Infinity Broadcasting was acquired by Viacom Inc. Mr. Suleman was a director of Westwood One, Inc. until February 22, 2006. Mr. Suleman was special limited partner of Forstmann Little & Co. from March 2002 until June 2007.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed the firm of Deloitte & Touche LLP, independent registered public accountants, as the Company’s independent registered public accountants for the year ending December 31, 2008.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants in this Proposal 2.

Representation of Independent Registered Accountants at Annual Meeting

A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

Deloitte & Touche LLP was engaged as the Company’s independent registered public accountants for the year ended December 31, 2007. The aggregate fees and out-of-pocket expenses billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements and the audit of management’s report on internal controls for the fiscal years ended December 31, 2007 and 2006 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each year ended December 31, 2007 and 2006 were approximately $1,550,000 and $730,000, respectively.

Audit-Related Fees

The aggregate fees and out-of-pocket expenses billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s 401(k) plan for the years ended December 31, 2007 and 2006, as well as the implementation of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which was effective for the Company January 1, 2007, were approximately $63,000 and $32,000, respectively.

Tax Fees

The aggregate fees and out-of-pocket expenses billed by Deloitte & Touche LLP for professional services rendered in connection with tax compliance, tax advice, and tax planning for the years ended December 31, 2007 and 2006 were approximately $127,000 and $155,000, respectively.

All Other Fees

The aggregate fees and out-of-pocket expenses billed by Deloitte & Touche LLP for professional services rendered in conjunction with the ABC Radio Merger Agreement for the year ended December 31, 2007 and 2006 were approximately $357,000 and $503,000, respectively.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures requiring audit committee review and approval in advance of all particular engagements for services provided by the Company’s independent registered public accountants. Prior to rendering any audit and non-audit professional services, Deloitte & Touche LLP discusses such services with the audit committee, and the committee pre-approves the scope of such services and the related estimated fees. The scope of all audit and non-audit services rendered by Deloitte & Touche LLP during the year ended December 31, 2007 was pre-approved by the audit committee.

During the approval process, the audit committee considers the impact of the scope of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with the SEC rules and regulations.

SUBMISSION OF STOCKHOLDERS PROPOSALS

It is anticipated that the 2009 annual meeting of stockholders of the Company will be held in May 2009. Any stockholders who intend to present proposals at the 2009 annual meeting of stockholders, and who wish to have such proposals included in the Company’s Proxy Statement for the 2009 annual meeting, must ensure that such proposals are received by the Secretary of the Company not later than January 19, 2009. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2009 proxy solicitation material. Any proposals should be sent to the Secretary, Citadel Broadcasting Corporation, 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, Nevada 89128.

In addition, the Company’s by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice generally must be delivered to or mailed and received at the principal executive office of the Company, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of the stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. To be in proper written form, the notice must contain certain information concerning the nominee and the stockholder submitting the nomination. These provisions may preclude stockholders from bringing matters before an annual meeting of the stockholders or from making nominations for directors at an annual meeting of stockholders.

VOTING INSTRUCTIONS

VOTE BY INTERNET

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 18, 2008. Follow the instructions described on the “Notice of Internet Availability of Proxy Materials,” which was mailed on or about April 4, 2008.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citadel Broadcasting Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 18, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If you vote by Internet or phone, you do not need to return this card.

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CITADEL BROADCASTING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2008

The stockholder(s) hereby appoint(s) Farid Suleman and Jacquelyn J. Orr, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Citadel Broadcasting Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on May 19, 2008, at the JPMorgan Chase Conference Center, 270 Park Avenue, 11th Floor, Room C, New York, N.Y. 10017, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CITADEL BROADCASTING CORPORATION 7201 WEST LAKE MEAD BLVD SUITE 400 LAS VEGAS, NV 89128

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citadel Broadcasting Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citadel Broadcasting Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CITAD1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITADEL BROADCASTING CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A. Election of Directors-
The Board of Directors recommends a vote FOR the listed nominees.	☐	☐	☐
1. Class II Nominees:
01) Michael J. Regan
02) Thomas V. Reifenheiser
03) Herbert J. Siegel

B. Vote On Proposal-
The Board of Directors recommends a vote FOR Item 2.					For	Against	Abstain

2. The ratification of the appointment of Deloitte & Touche LLP to serve as independent registered public accountants for the year ending December 31, 2008.					☐	☐	☐

C. Other-
3. To provide Farid Suleman and Jacquelyn J. Orr with discretionary authority to act upon such other matters as may properly come before the meeting.					☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note:

If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation, partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date